Exhibit 10.17
1717 DOOLITTLE DRIVE
2250 WILLIAMS STREET
MODIFIED INDUSTRIAL GROSS LEASE

1717 DOOLITTLE DRIVE
2250 WILLIAMS STREET
MODIFIED INDUSTRIAL GROSS LEASE

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1717 DOOLITTLE DRIVE
2250 WILLIAMS STREET
MODIFIED INDUSTRIAL GROSS LEASE
THIS LEASE (“Lease”), dated as of November 25, 2008 (the “Effective Date”), is made by and between DOOLITTLE WILLIAMS, LLC, a California limited liability company (“Landlord”), and ENERGY RECOVERY, INC., a Delaware corporation (“Tenant”).
1. DEFINED TERMS, EXHIBITS, PREMISES AND LANDLORD’S RESERVED RIGHTS
     1.01 Defined Terms.

1. Landlord:	Doolittle Williams, LLC, a California limited liability company

2. Landlord’s Address:	c/o McGrath Properties
130 Webster Street, Suite 200
Oakland, CA 94607

3. Tenant:	Energy Recovery, Inc., a Delaware corporation

4. Tenant’s Address prior to the Commencement Date:	1908 Doolittle Drive San Leandro, CA 94577

4.a. Tenant’s Address as of the Commencement Date:	1717 Doolittle Drive San Leandro, CA 94577

5. Property:	All of the real property and improvements identified in Exhibit A attached hereto.

6. Building:	The building located upon the Property and commonly known as 1717 Doolittle Drive, San Leandro, CA, containing approximately 106,250 rentable square feet.

7. Warehouse:	The warehouse building located upon the Property and commonly known as 2250 Williams street, san Leandro, CA, containing approximately 223,125 rentable square feet.

8. Warehouse Premises:	The portion of the Warehouse identified in Exhibit B attached hereto containing approximately 17,500 rentable square feet.

9. Premises:	The Building (in its entirety) and the Warehouse Premises.

10. Term:	10 years

11. Scheduled Commencement Date:	August 1, 2009

12. Base Rent:	$0.75 per rentable square foot of the Building per month and $0.50 per rentable square foot of the Warehouse Premises per month.

13. Prepaid Rent:	$88,437.50

14. Rent Escalations:	The Base Rent shall increase by 2.5% upon each anniversary of the Commencement Date (as hereinafter defined).

15. Base Year:	Calendar year 2009

16. Intentionally Deleted:

17. Tenant’s Share of Building Tax Expenses:	100%

17.a. Tenant’s Share of Warehouse Tax Expenses:	7.84%

18. Intentionally Deleted:

19. Tenant’s Share of Building Insurance Expenses:	100%

19.a. Tenant’s Share of Warehouse Insurance Expenses:	7.84%

20. Commercial General Liability Policy Limit:	Five Million Dollars ($5,000,000)

21. Tenant’s Share of Building Operating Expenses:	100%

22. Tenant’s Share of Warehouse Operating Expenses:	7.84%

23. Letter of Credit:	See Section 4.06

24. Permitted Uses:	Design, manufacturing, assembly, research and development, testing associated with Tenant’s business, and administrative and office use associated with Tenant’s business.

25. Landlord’s Broker:	CBRE (Michael Barry and Mark Kol)

26. Tenant’s Broker:	Jones Development Companies (Don Jones)
The foregoing provisions constitute the defined terms (“Defined Terms”). Each reference in this Lease to Section 1.01 or the Defined Terms shall be construed to incorporate the applicable Defined Terms in this Section 1.01.

     1.02. Exhibits. The following Exhibits are attached to this Lease and incorporated herein by reference thereto.
     Exhibit A — Legal Description of the Property
     Exhibit B — First Floor of the Building and the Warehouse Premises
     Exhibit B — 1 — Second Floor of the Building
     Exhibit C — Form of commencement Date Memorandum
     Exhibit D — Work Letter
     Exhibit E — Environmental Disclosure Statement
     Exhibit F — Hazardous Materials Notification
     1.03. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, subject to the provisions of this Lease, With respect to the portion of the premises located in the Warehouse, the Premises shall extend from the top surface of the subfloor to the bottom surface of the roof deck, but exclude the portion of the Common Area (as hereinafter defined) located within due warehouse.
     1.04. Common Area. Tenant may, as appurtenant to the Premises and subject to the rules made by Landlord of which Tenant is given notice, use the following areas (collectively “Common Area”) in common with other tenants or occupants of the Property:
     a. Floor Common Area. With respect to the Warehouse, the lobbies, hallways, toilets, refuse facilities, interior utility raceways, and other common facilities located therein, if any; and
     b. Lot common Area. The parking area, together with adjoining landscaping, walkways, sidewalks, driveways, and other surfaced areas, fences, drainage and utility lines, exterior lighting and project signage, if any, serving the Premises (the “Lot”).
     Under no circumstances shall the right herein granted to use the Common Area be deemed to include the right to store any property, temporarily or permanently, in the Common Area. Any such storage shall be permitted only by the prior written consent of Landlord, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.
     1.05. Landlord’s Reserved Rights .Provided Landlord does not unreasonably interface with Tenant’s use of the Premises and given Tenant prior notice thereof if the applicable change will affect Tenant’s use of or require access to the premises, Landlord reserves the right to make the following changes:
     a. Building / Warehouse Charges. To install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises or outside the Premises: and to make any alterations to the Premises that, in Landlord’s reasonable judgment, are required or authorized by any existing or future governmental codes;
     b. Boundary Charges. To change the boundary lines of the Lot or the Property;
     c. Common Area Changes. To install, use, maintain, repair, alter or relocate and replace any Common Area; provided, however, that substitutions, if any, shall be equivalent or better in quality; and
     d. Closure. To close temporarily any of the common Area for maintenance purposes so long as reasonable access to the Premises remains available.
2. TENANT’S ACCEPTANCE OF PREMISES. Except as set forth in Exhibit D, Tenant shall accept the Premises “as is” on the Commencement Date (as hereinafter defined). By taking possession or using the Premises, Tenant shall be deemed to accept the same in their condition existing as of the date of such possession or use and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the use, occupancy or possession of the Premises (collectively “Regulations”). Tenant shall, at Tenant’s sole cost and expense, comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premise. Except for any punchlist items identified pursuant to Exhibit D, the taking of possession or use of the Premises by Tenant shall conclusively establish that the Landlord’s Work (as defined in Exhibit D) has been constructed in accordance with Exhibit D and that the Tenant Improvements (as defined in Exhibit D) have been constructed in accordance with the Working Drawings (as defined in Exhibit D). Nothing in this Section shall limit or expand Landlord’s maintenance and repair obligations set forth in Section 7.03. Tenant acknowledges that the only warranties and representations Landlord has made in connection with the physical condition of the Premises or Tenant’s use of the same upon which it has relied directly or indirectly are those expressly provided in this Lease, Notwithstanding anything in this Section 2 to the contrary, Landlord warrants for thirty (30) days following the Commencement Date that the mechanical and plumbing systems serving the Premises are in good working order. Landlord shall repair any defective or malfunctioning component of such systems of which Landlord has received written notice from Tenant describing the failure or malfunction; provided such written notice is given within thirty (30) days of the Commencement Date. In addition, and notwithstanding anything in this Section 2 to the contrary, Landlord warrants that to its actual knowledge the buildings constituting the premises comply with applicable Regulations that were in effect at the time that each building, or portion thereof, was constructed. Such warranty does not apply to (i) modifications which may be required as a result of Tenant’s use of the Premises or (ii) Tenant’s alterations, additions, or improvements to the premises. If the premises do not comply with such warranty, Landlord shall rectify the same at Landlord’s expense. Tenant shall make a claim under such warranty (if at all ) within thirty (30) days of the Commencement Date and Tenant’s failure to deliver a written claim within such time period shall be deemed a waiver of its rights under such warranty.
3. TERM
     3.01 Commencement Date, The Term shall commence on the later to occur of the following dates (the “Commencement Date”): (a) the earlier to occur of the following dates: (i) the date of Substantial Completion (as defined in Exhibit D) or (ii) the date on which the Landlord’s Work and the Tenant Improvements would have been Substantially Completed but for the occurrence of any Tenant Delay Days ( as defined in Exhibit D) and (b) the Scheduled Commencement Date.
     3.02. Term. The Term of this Lease shall be for the period as stated in Section 1.01, commencing on the Commencement Date of the Term as provided in Section 3.01. If the last day of the Term falls on a date other than the last day of the month, then the term shall be extended so that the last day of the Term shall be the last calendar day of the calendar month in which the Term would otherwise end. Upon Landlord’s request, Tenant shall execute a memorandum confirming the Term in the form attached hereto as Exhibit C (the “Commencement Date Memorandum”) which Commencement Date Memorandum shall thereupon be deemed a part of this Lease; provided, however, the execution of such Commencement Date Memorandum shall not be a condition precedent to the parties’ obligation hereunder.
     3.03. Delay in Possession. If for any reason the Commencement Date does not occur on or before the Scheduled Commencement Date, Landlord shall not be subject to any liability therefor, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, but in such case, Tenant shall not be obligated to pay Base Rent or Additional Rent (as hereinafter defined) until the Commencement Date has occurred.
     3.04. Renewal Options.
     a. If Tenant has not committed an Event of Default (as hereinafter defined) at any time during the Term, and Energy Recovery, Inc. (or a Permitted Transferee (as hereinafter defined) of Energy Recovery, Inc.) is occupying the entire Premises at the time of such election, Tenant may renew this Lease for two (2) additional periods of five (5) years each (each a “Renewal Term”), by delivering written notice of the exercise thereof to Landlord not later than twelve (12) months before the expiration of the initial Term or the first Renewal Term (as applicable). The Base Rent payable for each month during a Renewal Term shall be ninety-five percent (95%) of the Fair Market Rent (as hereinafter defined); provided, that the Base Rent payable in any Renewal Term shall in no event be lower than the Base Rent payable during the month immediately preceding the commencement of the first Renewal Term. On or before that date which is six (6) months before the expiration of the initial Term or the first Renewal Term (as applicable), Landlord shall deliver to Tenant written notice of Landlord’s Fair Market Rent proposal for the Renewal Term (“Landlord’s Fair Market Rent Proposal”) and shall advise Tenant of the required adjustment to Base Rent, if any. Within fifteen (15) days after receipt of Landlord’s Fair Market Rent Proposal, Tenant shall notify Landlord in writing whether Tenant accepts or rejects Landlord’s Fair Market Rent Proposal. If Tenant rejects Landlord’s Fair Market Rent Proposal, then Tenant’s written notice shall include Tenant’s determination of the Fair Market Rent. If Tenant does not deliver Tenant’s written determination of Fair Market Rent to Landlord within fifteen (15) days after receipt of Landlord’s Fair Market Rent Proposal, Tenant will be deemed to have accepted Landlord’s Fair Market Rent Proposal. If Tenant and Landlord disagree on the Fair Market Rent, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent. If by that date which is one hundred and twenty-five (125) days prior to the commencement of the Renewal Term (the “Trigger Date”), Landlord and Tenant have not agreed in writing as to the Fair Market Rent, the parties shall determine the Fair Market Rent for such Renewal Term in accordance with the procedure set forth in Section 3.04.c below.
     b. For purposes of this Section 3.04, the term “Fair Market Rent” shall mean the rental rate for comparable space to be used for the Permitted Uses under primary lease (and not sublease) to new tenants, taking into consideration such amenities as existing improvements (but specifically excluding any Tenant Improvements that are not paid from the Construction Allowance (as defined in Exhibit D)), and parking rights, situated in the city of San Leandro, in comparable physical and economic condition, taking into consideration the then-prevailing ordinary rental market practices with respect to tenant concessions. Fair Market Rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease. As used herein, “then-prevailing” shall mean the time period which is five (5) months prior to the commencement of the Renewal Term and not the commencement date of the Renewal Term.
     c. If Landlord and Tenant are unable to reach agreement on the Fair Market Rent by the Trigger Date, then within seven (7) days of the Trigger Date, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Rent for the Renewal Term. If either Landlord or Tenant fails to propose a Fair Market Rent, then the Fair Market Rent for the Renewal Term proposed by the other party shall prevail. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Fair Market Rent shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with the remainder of this Section 3.04.c. Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator either (i) a licensed real estate broker with at least ten (10) years of experience leasing premises in industrial buildings in the San Leandro area or (ii) an independent MAI appraiser with at least five (5) years of experience in appraising industrial buildings in the San Leandro area (a “Qualified Arbitrator”). If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator and the third Qualified Arbitrator shall be the sole arbitrator. If one party shall fail to select a Qualified Arbitrator within the second seven (7)-day period, then the Qualified Arbitrator chosen by the other party shall be the sole arbitrator. Within thirty (30) days after submission of the matter to the sole arbitrator, the sole arbitrator shall determine the Fair Market Rent by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The sole arbitrator shall notify Landlord and Tenant of his or her decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him or her, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the sole arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be shared equally by Landlord and Tenant. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.
     d. On or before the commencement date of the applicable Renewal Term, Landlord and Tenant shall execute an amendment to this Lease prepared by Landlord extending the Term on the same terms provided in this Lease, except as follows:
     (i) Base Rent shall be adjusted to ninety-five percent (95%) of the Fair Market Rent (which shall be the rental rate set forth in Landlord’s Fair Market Rent Proposal or the Fair Market Rent determined by mutual agreement or arbitration, as the case may be); provided, that the Base Rent payable in any Renewal Term shall in no event be lower than the Base Rent payable during the month immediately preceding the commencement of the first Renewal Term; and
     (ii) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.
     e. In the event that Fair Market Rent is not established prior to the commencement of a Renewal Term, then Tenant shall continue to pay the Base Rent at the rate in effect immediately prior to the expiration of the initial Term or the First Renewal Term (as applicable) and within thirty (30) days of the determination of Fair Market Rent, reimburse Landlord for any difference.
     f. Tenant’s rights under this Section 3.04 shall terminate if: (i) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises to any entity other than a Permitted Transferee; (ii) Tenant fails to timely exercise either of its options under this Section 3.04, time being of the essence with respect to Tenant’s exercise thereof; or (iii) Tenant commits an Event of Default under the Lease. Further if Tenant fails to exercise the option for the first Renewal Term, then the option for the second Renewal Term shall automatically be null and void.

4. RENT
     4.01. Base Rent. The Base Rent shall be the Base Rent set forth in Section 1.01, payable in equal monthly installments as set forth in Section 1.01 and as confirmed in the Commencement Date Memorandum. Tenant shall pay the monthly Base Rent to Landlord in advance upon the first day of each calendar month of the Term, at Landlord’s address or at such other place designated by Landlord in a notice to Tenant, without any prior demand therefor. If the Term shall commence or end on a day other than the first day of a calendar month, then Tenant shall pay, upon the Commencement Date, a pro rata portion of the monthly Base Rent, prorated on a per diem basis, with respect to the portions of the fractional calendar month included in the Term. Upon executing this Lease, Tenant shall pay the Prepaid Rent as set forth in Section 1.01. Base Rent shall be calculated based on the rentable square footage of the Premises set forth in Section 1.01. Landlord and Tenant stipulate that the square footage of the Building and the Warehouse Premises set forth in Section 1.01 shall be conclusive as to the square footage of the Building and the Warehouse Premises for purposes of determining Base Rent and shall be binding upon them.
     4.02. Escalation. The Base Rent shall be adjusted during the Term as provided in Section 1.01.
     4.03. Additional Rent and Estimated Payments. “Additional Rent” shall include all monies, except for Base Rent, required to be paid by Tenant to Landlord under the Lease, including without limitation, any late payments, interest, and payments required to be made by Tenant to Landlord on account of costs incurred by Landlord for Building Tax Expenses (as defined in Section 5.01 below), Warehouse Tax Expenses (as defined in Section 5.01 below), Building Insurance Expenses (as defined in Section 6.01 below), Warehouse Insurance Expenses (as defined in Section 6.01 below), Building Operating Expenses and/or Warehouse Operating Expenses. Additional Rent shall be payable by Tenant within thirty (30) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord’s option, however, an amount may be estimated by Landlord from time to time of Building Tax Expenses, Warehouse Tax Expenses, Building Insurance Expenses, Warehouse Insurance Expenses, Building Operating Expenses and/or Warehouse Operating Expenses payable by Tenant and the same shall be payable monthly during each accounting year of the Term, on the same day as Base Rent is due hereunder. By May 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Building Tax Expenses, Warehouse Tax Expenses, Building Insurance Expenses, Warehouse Insurance Expenses, Building Operating Expenses, and Warehouse Operating Expenses for the previous year (the “Statement”). If Tenant’s estimated payments of Building Tax Expenses, Warehouse Tax Expenses, Building Insurance Expenses, Warehouse Insurance Expenses, Building Operating Expenses, and Warehouse Operating Expenses exceed Tenant’s shares of such items as indicated in the Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Building Tax Expenses, Warehouse Tax Expenses, Building Insurance Expenses, Warehouse Insurance Expenses, Building Operating Expenses, and Warehouse Operating Expenses for such year are less than Tenant’s shares of such items as indicated in the Statement, then Tenant shall pay Landlord such deficiency within ten (10) days of demand therefor, notwithstanding that the Term has expired and Tenant has vacated the Premises. Except as set forth to the contrary in this Section 4.03, Tenant’s Shares of, respectively, Building Tax Expenses, Warehouse Tax Expenses, Building Insurance Expenses, Warehouse Insurance Expenses, Building Operating Expenses, and Warehouse Operating Expenses, shall be as set forth in Section 1.01. Notwithstanding the foregoing, (a) to the extent Warehouse Operating Expenses vary, as reasonably determined by Landlord, according to the level of occupancy of the Warehouse or the Property, as applicable, Landlord may compute and charge Tenant for such variable expenses an amount greater than Tenant’s Share of Warehouse Operating Expenses equal to Landlord’s reasonable estimate of the extent to which such variable Warehouse Operating Expenses are attributable to Tenant’s occupancy and (b) if the Warehouse is not at least ninety-five percent (95%) occupied on average during any year of the Term, Warehouse Operating Expenses for such year shall be computed as though the Warehouse had been ninety-five percent (95%) occupied on average during such year. In the event that Tenant or any other tenant of the Property has a use, performs acts (including, without limitation, construction at the Property), or whose presence or occupancy results, in Landlord’s good faith determination, in an inequitable allocation of Warehouse Operating Expenses, Warehouse Tax Expenses, or Warehouse Insurance Expenses among the tenants of the Property, then Landlord may, without any obligation to do so and notwithstanding any provision to the contrary in this Lease, reallocate one or more of Tenant’s Share of, respectively, Warehouse Operating Expenses, Warehouse Tax Expenses, and/or Warehouse Insurance Expenses in such a manner so as to achieve an allocation of such expenses which Landlord determines to be equitable in Landlord’s good faith determination.
     4.04. Rent Defined. Base Rent and Additional Rent shall be deemed to constitute “Rent”. Rent shall be paid in lawful money of the United States without any abatement, set off or deduction whatsoever.
     4.05. Interest and Late Charge. If any installment of Rent is not paid when due, such amount shall bear interest at the rate of ten percent (10%) per annum (the “Default Rate”) from the date on which said payment shall be due until the date on which Landlord shall receive said payment regardless of whether or not a notice of default or notice of termination has been given by Landlord. In addition, Tenant shall pay Landlord a late charge of ten percent (10%) of the amount delinquent. Landlord and Tenant recognize that the damage which Landlord shall suffer as a result of Tenant’s failure to pay Rent is difficult to ascertain, said late charge being the best estimate of the damage which Landlord shall suffer in the event of Tenant’s late payment. This provision shall not relieve Tenant of Tenant’s obligation to pay Rent at the time and in the manner herein specified.
     4.06. Letter of Credit.
     (a) Tenant acknowledges that Landlord is unwilling to execute this Lease unless Tenant provides Landlord with additional security for Tenant’s obligations under the Lease. Therefore, Tenant shall deliver to Landlord, within five (5) business days of the Commencement Date, an Irrevocable Standby Letter of Credit (“Letter of Credit”) which shall (1) be in a form reasonably acceptable to Landlord and based on a draft issued by Tenant’s bank prior to issuance thereof and approved by Landlord in its sole discretion, (2) be issued by a bank reasonably acceptable to Landlord with minimum assets of $10,000,000,000, upon which presentment may be made in San Francisco or Oakland, California, (3) be in an amount equal to $1,500,000, (4) allow for partial and multiple draws thereunder, and (5) have an expiration date not earlier than thirty (30) days after the third anniversary of the Commencement Date or in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit, the issuer of such Letter of Credit gives notice to Landlord of its election not to renew such Letter of Credit for any additional period pursuant thereto. In addition , the Letter of Credit shall provide that, in the event of Landlord’s assignment of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord to the assignee without charge to Landlord. The Letter of Credit shall provide for same day payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with Landlord’s certificate (signed by its manager or an officer) certifying that the requested sum is due and payable from Tenant and Tenant has failed to pay, and with no other conditions. Tenant agrees that it shall form time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, and satisfying all the conditions thereof, is in effect until a date which is at least thirty (30) days after the third anniversary of the Commencement Date. If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit (and/or Additional Letter(s) of Credit (as hereinafter defined)) and hold the proceeds thereof without payment of interest (and such proceeds need not be segregated) (“Security Proceeds”).

     (b) If there is an Event of Default under this Lease, then Landlord shall have the right, at any time after the occurrence of such Event of Default, without giving any further notice to Tenant, to draw upon said Letter of Credit (or Additional Letter of Credit, as defined below, as the case may be) (i) the amount necessary to cure such default or (b) if such default cannot reasonably be cured by the expenditure of money, and Landlord exercises any rights and remedies Landlord may have on account of such default, the amount which, in Landlord’s opinion, is necessary to satisfy Tenant’s liability on account thereof. In the event of any such draw by Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions (“Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under this Lease, or a rejection of this Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under this Lease. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to Tenant’s default under this Lease. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw upon said Letter of Credit including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon said Letter of Credit. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief. In addition to whatever other rights and remedies it may have against Tenant if Tenant breaches its obligations under this paragraph, Tenant hereby acknowledges that it shall be liable for any and all damages which Landlord may suffer as a result of any such breach.
     (c) Upon request of Landlord or any (prospective) purchaser or mortgagee of the Property, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of the new owner and/or mortgagee of the Property.
     (d) To the extent that Landlord has not previously drawn upon any Letter of Credit, Additional Letter of Credit, or Security Proceeds (collectively, “Collateral”) held by Landlord, and to the extent that Tenant is not otherwise in default of its obligations under this Lease, Landlord shall return such Collateral to Tenant within ninety (90) days of the third anniversary of the Commencement Date.
     (e) In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.
     (f) Landlord and Tenant (i) agree that the Letter of Credit shall in no event be deemed or treated as a “security deposit” under any law applicable to security deposits in the commercial context, (ii) further acknowledge and agree that the Letter of Credit is not intended to serve as a security deposit and the laws applicable to security deposits shall have no applicability or relevancy thereto, and (iii) waive any and all rights, duties and obligations either party may now have or, in the future, will have relating to or arising from the laws applicable to security deposits.
     (g) Provided that there has not been an Event of Default by Tenant under this Lease during the immediately preceding twelve (12)-month period and that no Event of Default by Tenant under this Lease has occurred and is still continuing as of the effective date of reduction, then Tenant shall be permitted to decrease the Letter of Credit as follows: (i) as of the first anniversary of the Commencement Date, the amount of the Letter of Credit may be reduced to $1,000,000 and (ii) as of the second anniversary of the Commencement Date, the amount of the Letter of Credit may be reduced to $500,000. Upon Landlord’s receipt of any replacement letter of credit which is in the amount of the remaining balance set forth above, and which in all other respects is in conformance with the Letter of Credit requirements described in this Section 4.06, Landlord shall promptly return to Tenant the Letter of Credit being replaced. Notwithstanding the foregoing, in no event shall any such reduction be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. Moreover, if an Event of Default occurs then Tenant shall be required to restore the Letter of Credit to the originally required amount of $1,500,000.
     (h) In consideration of Tenant’s provision of the Letter of Credit, Landlord, upon receipt of appropriate invoices or bills and such other documents and information as Landlord may reasonably request, agrees to reimburse Tenant for Tenant’s actual cost to provide the Letter of Credit pursuant to this Section 4.06 (the “LC Reimbursement”), provided, however, that (i) the LC Reimbursement shall not exceed Fifteen Thousand Dollars ($15,000) with respect to the Letter of Credit provided during the first twelve (12) months of the Term, (ii) the LC Reimbursement shall not exceed Ten Thousand Dollars ($10,000) with respect to the Letter of Credit provided during the second twelve (12) months of the Term, and (iii) the LC Reimbursement shall not exceed Five Thousand Dollars ($5,000) during the third twelve (12) months of the Term. Landlord shall have no obligation to reimburse Tenant for any costs incurred by Tenant in connection with any letters of credit following the expiration of the third year of the Term.
     (i) Rather than deliver a new letter of credit to satisfy Tenant’s initial obligation to deliver the Letter of Credit, Tenant may instead, within five (5) business days of the Commencement Date, amend the TI Letter of Credit (as defined in Exhibit D) so that it satisfies the requirements of the Letter of Credit (as set forth in this Section 4.06) and continues to satisfy the requirements of the TI Letter of Credit. Tenant’s delivery of such amended TI Letter of Credit shall satisfy Tenant’s initial obligation to deliver the Letter of Credit.
5. REAL PROPERTY TAXES
     5.01. Tenant’s Obligations. Tenant shall pay to Landlord, pursuant to the terms of Section 4.03, (a) Tenant’s Share of Building Tax Expenses multiplied by the amount, if any, by which Building Tax Expenses exceed the Building Tax Expenses allocated to the Base Year and (b) Tenant’s Share of Warehouse Tax Expenses multiplied by the amount, if any, by which Warehouse Tax Expenses exceed the Warehouse Tax Expenses allocated to the Base Year. “Tax Expenses” shall mean and include the sum of the following: all real estate taxes and other taxes relating to the Property, governmental and quasi-governmental assessments and charges, commercial rental taxes, fees and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or otherwise, and all other fees or taxes which may be levied which: (i) are assessed, levied, conformed, imposed or become a lien upon the Property; (ii) are imposed in lien of any of the above and become payable by Landlord during the Term, or (iii) may be assessed after the expiration of the Term for a period during the Term; provided, however, that:
     a. The amount owed by Tenant for Tax Expenses, as set forth in this Section 5.01, shall be prorated between Landlord and Tenant so that Tenant shall pay for amounts applicable to the period of time occurring prior to the expiration of the Term; and
     b. Any sum payable by Tenant, which would not otherwise be due until after the date of the termination of this Lease, shall be paid by Tenant to Landlord upon such termination.

“Building Tax Expenses” shall mean the portion of Tax Expenses that Landlord equitably allocates to the Building (which allocation shall be consistent with Landlord’s allocation as of the Effective Date). “Warehouse Tax Expenses” shall mean the portion of Tax Expenses that Landlord equitably allocates to the Warehouse (which allocation shall be consistent with Landlord’s allocation as of the Effective Date).
Notwithstanding anything to the contrary herein, the Building Tax Expenses and Warehouse Tax Expenses allocated to the Base Year shall be established by reference to the Building and the Warehouse, respectively, prior to the installation of the Tenant Improvements. Accordingly, if Building Tax Expenses or Warehouse Tax Expenses increase due to the construction of the Tenant Improvements, Tenant shall reimburse Landlord for all taxes and assessments levied upon the Property due to the construction of the Tenant Improvements and the Building Tax Expenses and the Warehouse Tax Expenses allocated to the Base Year shall not include taxes and assessments levied upon the Property due to the construction of the Tenant Improvements. If any or all of the Tax Expenses hereunder are permitted by applicable Regulations to be paid in installments, notwithstanding how Landlord pays the same, then, for purposes of calculating Tax Expenses, such Tax Expenses shall be deemed to have been divided and paid in the maximum number of installments permitted by applicable Regulations, and there shall be included in Tax Expenses for each year only such installments as are required by applicable Regulations to be paid within such year, together with interest thereon and on future such installments at a commercially reasonable rate. In the event that Warehouse Tax Expenses attributable to particular portions of the Warehouse that are leased (or available for lease) by tenants are materially greater than Warehouse Tax Expenses attributable to other portions of the Warehouse that are leased (or available for lease) by tenants, such that payment of Warehouse Tax Expenses in accordance herewith would result in an inequitable allocation of Warehouse Tax Expenses among the tenants of the Warehouse, then Landlord shall reallocate Tenant’s Share of Warehouse Tax Expenses applicable to the Warehouse Premises in such a manner so as to achieve an allocation of such Warehouse Tax Expenses which is equitable in Landlord’s good faith determination.
The parties acknowledge that the Building and the Warehouse are part of a multi-tenant, multi-building project and the some Tax Expenses incurred in connection with the Property and not attributable solely to any particular building should be shared among the tenants of the Property. Accordingly, certain Tax Expenses (e.g. certain costs attributable to the Common Areas) are determined annually for the Property as a whole, and a portion of such Tax Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated (i) to the Building (as opposed to the other buildings) and such portion shall be included in Building Tax Expenses and (ii) to the Warehouse (as opposed to the other buildings) and such portion shall be included in Warehouse Tax Expenses. Landlord shall have the right, from time to time, to equitably allocate some or all Tax Expenses for the Property among different portions or occupants of the Property, in Landlord’s reasonable discretion. Notwithstanding anything in the contrary herein, Tax Expenses shall not include any taxes assessed with respect to improvements made to the Property after the Commencement Date which do not benefit the Premises and/or the Common Areas.
     5.02. Limitation. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession or documentary transfer tax or Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord; provided, however, that if under the laws of the United States Government or the state, city or county in which the Property is located, or any political subdivision thereof or any improvement district therein, a tax or excise on rent, or any other tax however described, is levied or assessed by any such body against Landlord on account of rentals payable to Landlord from the Property, Tenant shall pay Tenant’s Share of such tax or excise on rent as Tenant’s Share of Building Tax Expenses or Tenant’s Share of Warehouse Tax Expenses (as applicable) as set forth in Section 1.01.
     5.03. Personal Property Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon Tenant’s trade fixtures, inventories and other personal property located on or about the Premises.
     5.04. Proposition 13. Notwithstanding any other provision of this Lease to the contrary, if during the initial Term there is a change of ownership (as defined in Cal. Rev. and Taxation Code sections 60-62 or any amendments or successors to those sections) of all or any portion of the Property (a “Disposition”) and, as a result, any or all of the Property is reassessed (a “Reassessment”) for real estate tax purposes by the appropriate government authority, the terms of this Section 5.04 shall apply. For the purposes of this Section 5.04, the term “Tax Increase” shall mean that portion of Tax Expenses allocable to the Property that are attributable solely to a Reassessment. Accordingly, a Tax Increase shall not include any portion of Tax Expenses that are or would be (a) attributable to the initial assessment of the value of the Property or any portion thereof, (b) attributable to assessments pending immediately before a Reassessment that were conducted during, and included in, such Reassessment or that were rendered unnecessary following such Reassessment, or (c) attributable to the annual inflationary increase in real estate taxes actually permitted under Proposition 13 (as adopted by the voters of the State of California in the June 1978 election). Tax Expenses attributable to a Tax Increase shall be capped such that the increase in Tax Expenses attributable to a Tax Increase shall not cause the total amount of Tax Expenses payable by Tenant under Section 5.01 to increase by more than $0.02 per rentable square foot of the Premises. The benefit to Tenant of the protections provided under this Section 5.04 shall not apply during any extension of the Term beyond the initial Term.
6. INSURANCE
     6.01. Tenant’s Obligations. Tenant shall pay to Landlord, pursuant to the terms of Section 4.03, (a) Tenant’s Share of Building Insurance Expenses multiplied by the amount, if any, by which the Building Insurance Expenses in each of Landlord’s accounting years of the Term exceed the Building Insurance Expenses allocated to the Base Year and (b) Tenant’s Share of Warehouse Insurance Expenses multiplied by the amount, if any, by which the Warehouse Insurance Expenses in each of Landlord’s accounting years of the Term exceed Warehouse Insurance Expenses allocated to the Base Year. “Insurance Expenses” shall include the cost of premiums for insurance maintained under this Section 6 and any deductible portion of any insured loss concerning the Building, the Warehouse, or the Common Area; provided, however that Insurance Expenses shall not include the cost of premiums for earthquake or flood insurance. The amount owed by Tenant for Insurance Expenses, as set forth in this Section 6.01, shall be prorated between Landlord and Tenant so that Tenant shall pay that portion attributable to the Term. Notwithstanding anything to the contrary herein, if Insurance Expenses increase due to the construction or existence of the Tenant Improvements, Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increased amount and the Building Insurance Expenses and Warehouse Insurance Expenses allocated to the Base Year shall not include insurance expenses attributable to the construction or existence of the Tenant Improvements. “Building Insurance Expenses” shall mean the portion of Insurance Expenses that Landlord equitably allocates to the Building (which allocation shall be consistent with Landlord’s allocation as of the Effective Date). “Warehouse Insurance Expenses” shall mean the portion of Insurance Expenses that Landlord equitably allocates to the Warehouse (which allocation shall be consistent with Landlord’s as allocation of the Effective Date). The parties acknowledge that the Building and the Warehouse are part of a multi-tenant, multi-building project and that some Insurance Expenses incurred in connection with the Property and not attributable solely to any particular building should be shared among the tenants of the Property. Accordingly, certain Insurance Expenses (e.g. certain costs attributable to the Common Areas) are determined annually for the Property as a whole, and a portion of such Insurance Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated (i) to the Building (as opposed to the other buildings) and such portion shall be included in Building Insurance Expenses and (ii) to the Warehouse (as opposed to the other buildings) and such portion shall be included in Warehouse Insurance Expenses. Landlord shall have the right, from time to time, to equitably allocate some or all Insurance Expenses for the Property among different portions or occupants of the Property, in Landlord’s reasonable discretion.
     6.02. Landlord’s Property. During the Term, Landlord shall procure and maintain in full force and effect with respect to the Property, a policy or policies of all risk insurance (including sprinkler leakage coverage and any other endorsements or types of coverage required by the holder of any fee or leasehold mortgage) in an amount equal to the full insurance replacement value (replacement cost new, including debris removal, and demolition) thereof. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’s operations results in increased exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increased amount.
     6.03. Landlord’s Liability Insurance. During the Term of this Lease, Landlord shall procure and maintain in force a commercial general liability insurance covering the Property in commercially reasonable amounts as determined by Landlord, from time to time in Landlord’s reasonable discretion.
     6.04. Tenant’s Liability. Tenant shall, at Tenant’s sole cost and expense, procure and maintain in full force throughout the Term a policy or policies of commercial general liability insurance, written by an insurance company approved by Landlord meeting the requirements set forth in Section 6.07 below and in the form customary to the locality in which the Property is located, insuring Tenant’s activities and those of Tenant’s employees, agents, licensees and invitees with respect to the Property against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring on the Property or as a result of occupancy of the Property in an aggregate amount not less than the Commercial General Liability Policy Limit set forth in Section 1.01, with a combined single occurrence limit for personal injury and property damage of Two Million Dollars ($2,000,000). If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Property as described above, as well as coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirement hereof. Such insurance shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. All such policies shall provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain the following endorsements: (i) deleting any employee exclusion of personal injury coverage; (ii) deleting any liquor liability exclusion, (iii) an “Additional Insured-Managers or Lessors of Premises Endorsement”, and (iv) the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.
     6.05. Fire and All Risk Coverage Insurance. Tenant, at Tenant’s expense, shall provide and keep in force during the Term of this Lease a policy or polices of broad form or special form property insurance, including sprinkler leakage if the Premises is equipped with an automatic sprinkler system, in an amount not less than one hundred percent (100%) replacement value covering Tenant’s merchandise, furniture, equipment, fixtures, and Tenant’s improvements that Tenant owns or has installed at Tenant’s sole cost and expense to the Premises. Landlord and Tenant agree that proceeds from such insurance policy or policies shall be used for the repair or replacement of Tenant’s improvements and Property.
     6.06. Rental Abatement Insurance. Landlord shall maintain in full force and effect rental abatement insurance against abatement or loss of Rent with respect to the Property in case of fire or other casualty, in an amount and with coverage periods as reasonably determined by Landlord.
     6.07. Insurance Certificates; Other Requirements. Tenant shall furnish to Landlord on the Commencement Date, and thereafter within thirty (30) days prior to the expiration of each such policy, certificates of insurance issued by the insurance carrier of each policy of insurance required to be carried by Tenant pursuant hereto. Each certificate shall expressly provide that such policies shall not be cancellable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days prior written notice to the parties named as insureds in this Section 6.07. Landlord, McGrath Properties, Inc., Landlord’s successors and assigns, and any nominee of Landlord holding any interest in the Premises, including, without limitation any ground lessor and holder of any fee or leasehold mortgage, shall be named as additional insureds under each policy of insurance maintained by Tenant. All insurance policies required to be carried by Tenant under this Lease shall: (i) be written by companies rated A-VI or better in “Best’s Insurance Guide” and authorized to do business in California; and (ii) name any parties designated by Landlord as additional insureds. Any deductible amounts under any insurance policies required to be carried by Tenant hereunder shall be subject to Landlord’s prior written approval. If at any time during the Term the amount or coverage of any insurance which Tenant is required to carry under this Lease is, in Landlord’s good faith judgment, materially less than the amount or type of insurance coverage typically carried by owners or lessees or properties located in the same general market area as the Property, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Section.
     6.08. Tenant’s Failure. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs resulting from said failure. Tenant shall also be responsible for reimbursing Landlord for any costs incurred by Landlord pursuant to Section 16.15. Nothing herein shall be a waiver of any of Landlord’s rights and remedies under any other article of this Lease or at law or equity.
     6.09. Waiver of Subrogation. All policies of property and liability coverage insurance which Tenant obtains in connection with the Property shall include a clause or endorsement denying the insurer any rights of subrogation against Landlord. Tenant waives any rights of recovery against Landlord for injury or loss due to hazards covered by insurance to the extent of the proceeds recovered therefrom.
     6.10. Indemnification of Landlord. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord, Landlord’s partners, members, managers, employees, authorized agents and contractors (collectively, “Landlord’s Authorized Representatives”), and the Property harmless from and against all claims, liabilities, penalties, losses, damages, costs and expenses, claims or judgments (including, without limitation, attorneys’ fees) which may be imposed upon Landlord or any Landlord’s Authorized Representatives by any third party in connection with or arising out of any injury to persons or damage to property occurring in, on or about the Premises, or any accident or other occurrence on or about the Property occasioned by any act or omission of Tenant, Tenant’s officers, managers, employees, agents, sub-tenants, contractors, visitors, or invitees, or arising from Tenant’s use, maintenance, occupation or operation of the Premises, the Building, the Warehouse, the Common Area or the Lot or arising as a result of an Event of Default by Tenant under this Lease; provided, however that Tenant shall not be obligated to indemnify Landlord for any injury or damage to the extent arising as the result of the gross negligence or willful misconduct of Landlord or Landlord’s Authorized Representatives. Landlord need not have first paid any such claim in order to be defended or indemnified.
     6.11. Intentionally Deleted.
     6.12. Workers’ Compensation Insurance. Both parties shall procure and maintain throughout the Term at their sole cost and expense Workers’ Compensation Insurance in compliance with California law.
     6.13. Business Interruption Insurance. Tenant shall procure and maintain throughout the Term at Tenant’s sole cost and expense a policy of Business Interruption Insurance adequate to insure over a one (1) year period of time.
     6.14. Comprehensive Automobile Liability Insurance. If Tenant operates owned, hired or nonowned vehicles on the Property then Tenant shall procure and maintain throughout the Term a Comprehensive Automobile Liability Insurance policy, at a limit of liability of not less than One Million Dollars ($1,000,000) combined bodily injury and property damage.

     6.15. Landlord’s Disclaimer. Neither Landlord nor Landlord’s Authorized Representatives shall be responsible or liable at any time for damage to Tenant’s equipment, fixtures or other personal property or to Tenant’s business, and neither Landlord nor Landlord’s Authorized Representatives shall be responsible or liable to Tenant or to those claiming by, through or under Tenant for any damage to person or property that may be occasioned by the acts or omissions of third parties and neither Landlord nor Landlord’s Authorized Representatives shall be responsible or liable for any defect in any building or Common Area on the Property or any of the equipment, machinery, utilities, appliances or apparatus therein, nor shall they be responsible or liable for any damage to any person or to any property of Tenant or other person caused by bursting, breakage or leakage, steam or the running, seepage or overflow of water or sewage in any part of the Premises or by the use of reclaimed water or for any damage caused by or resulting from acts of God or the elements or for any damage caused by or resulting from any defect or negligence in the occupancy, construction, operation or use of any of the Property, machinery, apparatus or equipment by any other person or by or from the acts or negligence of any occupant of the Property, except to the extent such defect, damage or loss is caused by the gross negligence or willful misconduct of Landlord or Landlord’s Authorized Representatives. Notwithstanding Landlord’s or Landlord’s Authorized Representatives’ negligence or breach of this Lease, neither Landlord nor its Authorized Representatives shall be liable for injury to Tenant’s business or for any loss of income or profit therefrom.
7. OPERATING EXPENSES, REPAIRS AND MAINTENANCE
     7.01. Operating Expenses. Tenant shall pay to Landlord, pursuant to the terms of Section 4.03, Tenant’s Share of Building Operating Expenses and Tenant’s Share of Warehouse Operating Expenses incurred by Landlord (including, without limitation, all expenses incurred by Landlord pursuant to Section 7.03). “Building Operating Expenses” shall include all reasonable and necessary expenses incurred by Landlord for the administration, management, cleaning, maintenance and repair of the Building. “Warehouse Operating Expenses” shall include all reasonable and necessary expenses incurred by Landlord for the administration, management, cleaning, maintenance and repair of the Warehouse. Expenses constituting Building Operating Expenses and Warehouse Operating Expenses shall include, without limitation: the cost of utilities relating to the Property that are not separately metered to the Premises; costs for the maintenance and repair of the Common Areas of the Property including, without limitation, parking areas, landscaping, sprinkler systems, walkways, and fire alarm systems; costs for maintenance and repair of the heating, ventilation and air conditioning equipment and systems serving the Building and the elevators located in the Building; reserves set aside for maintenance and repair of the Common Area; and costs for capital improvements and repairs made to the Building, the Warehouse, the Common Areas and/or the Property, during Tenant’s tenancy in the Premises, amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof, as determined by Landlord using its good faith, commercially reasonable judgment. Building Operating Expenses and Warehouse Operating Expenses shall not include (a) the costs for capital improvements and repairs made to the Building or the Warehouse which are triggered by the specific and unique use of the Premises by Tenant, which shall be paid in full by Tenant at the time incurred, (b) Insurance Expenses, (c) Tax Expenses, (d) the costs to maintain and repair the foundations, exterior walls, structural condition of interior load-bearing walls, and the exterior roof structure (but excluding the roof membrane), (e) the costs to maintain and repair any utility systems or heating, ventilation and air conditioning equipment and systems that exclusively serve the premises of any tenant other than Tenant, and (f) costs for capital improvements other than as set forth in the preceding sentence. The parties acknowledge that the Building and Warehouse are part of a multi-tenant, multi-building project and that some costs and expenses incurred in connection with the Property and not attributable solely to any particular building should be shared among the tenants of the Property. Accordingly, certain costs and expenses (e.g. certain costs attributable to the Common Areas) are determined annually for the Property as a whole, and a portion of such costs and expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated (i) to the Building (as opposed to the other buildings) and such portion shall be included in Building Operating Expenses and (ii) to the Warehouse (as opposed to the other buildings) and such portion shall be included in Warehouse Operating Expenses. Landlord shall have the right, from time to time, to equitably allocate some or all operating expenses for the Property among different portions or occupants of the Property, in Landlord’s reasonable discretion. In addition to Tenant’s Share of Building Operating Expenses and Tenant’s Share of Warehouse Operating Expenses, in consideration of Landlord’s administration of the Premises and the Property, Tenant shall pay to Landlord as Additional Rent a monthly administrative charge equal to three percent (3%) of the Base Rent.
     7.02. Tenant Repairs and Maintenance. Subject to the casualty and condemnation provisions of Sections 11 and 12 except for any repair and maintenance obligations of Landlord which are specifically described in Section 7.03, Tenant, at Tenant’s sole cost and expense, shall maintain the Premises and every part thereof in good order and in a clean and safe condition, and shall repair and replace (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises), without limitation, the following: interior surfaces of walls and ceilings; floors; wall and floor coverings; interior and exterior windows and plate glass; skylights (if any); window coverings; doors, roll up doors, locks on closing devices; window casements and frames; storefronts; signs; awnings (if any); canopies and display windows; plumbing; electrical wiring and systems within the Premises (including replacement of light bulbs, tubes and ballasts); exterior entrances; staircases and elevators; warehouse dock doors; and all switches, fixtures and equipment in the Premises. Tenant shall, at Tenant’s sole cost and expenses, immediately replace all broken or damaged glass, in the Premises with glass equal to the specification and quality of the original glass. Upon receipt of reasonable notice from Tenant, Landlord shall perform, at the expense of Tenant, all repairs and maintenance to plumbing, pipes and electrical wiring located within walls, above ceiling surfaces and below floor surfaces resulting from the use of the Warehouse by Tenant. Landlord shall be responsible for any plumbing, pipes, electrical wiring, switches, fixtures or equipment located in the Warehouse but serving another tenant (subject to reimbursement pursuant to Section 7.01). Notwithstanding anything to the contrary herein, Tenant shall at Tenant’s sole cost and expense, repair any area, in the Premises or the Common Area, damaged by Tenant, Tenant’s agents, employees, contractors, or visitors, provided that Tenant obtains Landlord’s prior approval with respect to the method and quality of such repair. Any repair or replacement required of Tenant shall be made with equipment and/or materials at least equal to the specification and quality of the original and shall be made by contractors approved by Landlord. Tenant shall install rug protectors in all carpeted areas in which desk chairs are located. Tenant shall keep all areas immediately adjoining the Premises free from trash, litter and obstructions resulting from Tenant’s business at the Premises. Tenant recognizes the use of some chemicals and/or maintenance techniques are potentially harmful to the Premises or the Property, and consequently, Tenant’s use of such chemicals and or maintenance techniques shall be subject to Landlord’s prior written approval. Tenant hereby waives the provisions of California Civil Code Sections 1941 and 1942 and any similar or successor laws, to the extent applicable, regarding Tenant’s right to terminate this lease or make repairs and deduct the cost thereof from Rent.
     7.03. Landlord Repairs and Maintenance. Landlord shall, subject to the casualty and condemnation provisions of Sections 11 and 12 and Tenant’s obligations under Sections 4.03 and 7.02, maintain in good order, condition, and repair the foundations, exterior walls, structural condition of interior load-bearing walls, exterior roof, fire sprinkler system, Common Area fire alarm and/or smoke detection systems, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs; utility systems serving the Common Areas and all parts thereof; the heating, ventilation and air conditioning equipment and systems serving the Building; and the elevators located in the Building. Landlord shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Landlord be obligated to maintain, repair or replace windows, doors or plate glass of the Premises. There shall be no abatement of Rent during the performance of any work described in this Section 7.03. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord.
     7.04. Inspection of Premises. Landlord may enter the Premises at reasonable times upon advance written or telephonic notice to Tenant in order to inspect the same, to inspect the performance by Tenant of the terms and conditions hereof, to affix reasonable signs and displays and to show the Premises to prospective purchasers, tenants and leaders. There shall be no abatement of Rent for any such entry of the Premises.
     7.05. Liens. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Property free of all mechanic’s and materialmen’s liens in connection therewith. Tenant shall give Landlord not less than ten (10) days notice prior to the commencement of any work, in on or about the Premises. Landlord shall have the right to post in or on the Premises, or in the immediate vicinity thereof, notices of non-responsibility as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, as its sole cost and expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against Landlord or the Premises. If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord’s attorneys’ fees and costs in participating in such action if Landlord shall decide it is in its best interests to do so.
     7.06. Audit Rights. Tenant may audit Landlord’s Building Operating Expenses, Warehouse Operating Expenses, Building Insurance Expenses, Warehouse Insurance Expenses, Building Tax Expenses, and Warehouse Tax Expenses for the immediately preceding accounting year in order to verify the accuracy thereof provided that: (i) Tenant specifically notifies Landlord that it intends to conduct such audit within ninety (90) days after the receipt of the Statement for such year; and (ii) such audit will be conducted only during regular business hours at the office where Landlord maintains such expenses records and only after Tenant gives Landlord fourteen (14) days prior written notice. Any such audit must be completed by Tenant within ninety (90) days after notice of its intent to audit. Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant. No such audit shall be conducted if any other tenant has conducted an audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of the result of such audit. No audit shall be conducted at any time there is an Event of Default under the terms of this Lease. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee is not in possession of the Premises. Notwithstanding the preceding, a subtenant that is subleasing all of the Premises may exercise Tenant’s right to conduct an audit under this Section 7.06, provided, however, that such subtenant shall be deemed Tenant’s agent for such purpose and Tenant shall be liable for subtenant’s acts or omissions relating to such audit. In the event that Tenant elects to audit in accordance with this Section, such audit must be conducted by an independent nationally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis. Each Statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after the receipt of such Statement, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason thereof, or notify Landlord of its intention to conduct an audit of such Statement in accordance with this Section 7.06.
8. ALTERATIONS
     8.01. Fixtures and Personal Property. Tenant, at Tenant’s sole cost and expense, may install necessary trade fixtures, equipment and furniture in the Premises, provided that such items are installed and removable without structural damage to the Building or the Warehouse (as applicable). Said trade fixtures, equipment and furniture shall remain Tenant’s property and shall be removed by Tenant prior to expiration of the Term or earlier termination of this Lease. Tenant shall assume the risk of damage to any of Tenant’s trade fixtures, equipment and furniture. Tenant shall repair, at Tenant’s sole cost and expense, all damage caused by the installation or removal of trade fixtures, equipment and furniture. If Tenant fails to remove the foregoing items on termination of this Lease, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole cost and expense.
     8.02. Alterations. Tenant shall not make or allow to be made any alterations, additions, or improvements to the Premises, either at the inception of this Lease or subsequently during the Term, without obtaining the prior written consent of Landlord. With respect to any alterations, additions, or improvements approved by Landlord, Tenant shall, at Landlord’s election, remove such alterations, additions or improvement at Tenant’s expense prior to expiration of the Term or earlier termination of this Lease and repair any damage caused by said removal. All alterations, additions and improvements shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord’s option, upon written notice to Tenant on or before thirty (30) days prior to termination of this Lease, require that Tenant, at Tenant’s expense, immediately remove any or all alterations, additions, and improvements made by Tenant and restore the Premises to their condition existing prior to the construction of any such alterations, additions or improvements, If Tenant fails to timely remove such alterations, additions or improvements or Tenant’s trade fixtures, equipment or furniture, Landlord may keep and use them or remove any of them and, in the case of trade fixtures, equipment or furniture, cause them to be stored or sold in accordance with applicable law, all at Tenant’s sole cost and expense. The terms of the preceding two sentences shall survive the termination of this Lease. Tenant shall deliver to Landlord full and complete plans and specifications of all such alterations, additions or improvements, and no such work shall be commenced by Tenant until Landlord has given its written approval thereof and Tenant has acquired all applicable permits therefor required by governmental authorities. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant and reviewed or approved by Landlord are safe or that the same comply with any Regulations. Further, Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold Landlord harmless from any loss, cost or expense, including attorneys’ fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant’s alterations, additions or improvements to the Premises. All repairs, alterations, additions, and restoration by Tenant hereinafter required or permitted shall be done in a good and workmanlike manner and in compliance with all Regulations and requirements of the insurers of the Property. Tenant shall reimburse Landlord for Landlord’s reasonable charges and expenses for reviewing and approving or disapproving plans and specifications and any other documents for any alterations proposed by Tenant. Tenant shall require that any contractors used by Tenant be licensed and carry a commercial general liability insurance policy in such amounts as Landlord may reasonably require. Landlord may require proof of such insurance prior to commencement of any work on the Premises.
9. UTILITIES
     9.01. Utilities. Tenant shall promptly pay for all utilities and services supplied to the Premises, including, but not limited to, heat, water, reclaimed water, gas, electricity, telephone, internet, communication facilities, sewage, air conditioning, ventilating, refuse removal, cleaning of the Premises, together with any taxes thereon. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. If any such utilities are not separately metered, Tenant shall pay a pro rata share, based on use, as reasonably determined by Landlord; such expenses shall be an element of Building Operating Expenses and/or Warehouse Operating Expenses pursuant to the terms of Section 7.01.
10. USE OF PREMISES
     10.01. General. Tenant shall use and occupy the Premises only for the Permitted Uses and for no other purpose. Tenant shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to, neighboring properties. Tenant agrees, by Tenant’s entry, that Tenant has conducted an investigation of the Premises and the acceptability of the Premises for Tenant’s use, to the extent that such investigation might affect or influence Tenant’s execution of this Lease. Tenant acknowledges that Landlord has made no representations or warranties in connection with the physical condition of the Premises, Tenant’s use of the same, or any other matter upon which Tenant has relied directly or indirectly for any purpose. Landlord, at its sole cost and expense, shall obtain all governmental permits necessary to permit Tenant to use and occupy the Premises for the Permitted Uses as of the Commencement Date in accordance with applicable Requirements. Tenant agrees to reasonably cooperate with Landlord in connection with Landlord’s procurement of any such permits.
     10.02. Hazardous Materials. Tenant shall strictly comply with all Regulations now or hereinafter mandated or advised by any federal state, local or other governmental agency with respect to the use, generation, storage, or disposal of hazardous, toxic, or radioactive materials (collectively, “Hazardous Materials”). As herein used, Hazardous Materials shall include, but not be limited to, those materials identified in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as amended from time to time, and those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or other similar designations in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., and California Health and Public Safety Code Section 25117. Tenant shall not cause, or allow anyone else to cause, any Hazardous Materials to be used, generated, stored, released or disposed of in, on or about the Property without the prior written consent of Landlord, which consent may be withheld in the sole discretion of Landlord, and which consent may be revoked at any time. Tenant’s indemnification of Landlord pursuant to Section 6.10, above, shall extend to all liability, including all foreseeable and unforeseeable consequential damages, directly arising out of the use, generation, storage, release or disposal of Hazardous Materials by Tenant or any person on the Premises during the Term, including, without limitation, the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all Regulations pertaining to Hazardous Materials shall excuse Tenant from Tenant’s indemnification obligation pursuant to this Section, which obligation shall survive the termination of this Lease. Landlord, its lenders and its consultants shall have the right to enter into the Premises at any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease. The cost of any such inspections shall be paid by Landlord, unless a violation of any Regulation, or a contamination is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Tenant shall upon request reimburse Landlord for the cost of such inspections, so long as such inspection is reasonably related to the violation or contamination. Notwithstanding anything to the contrary herein, Tenant’s obligations under this Section 10.02 shall not apply to (i) any Hazardous Materials that were located at the Property on the Commencement Date, any Hazardous Materials placed on the Property by Landlord, its employees, agents, or contractors, (except to the extent the release thereof or liability therefor is due to the acts of Tenant or its employees, agents, or contractors), (ii) any Hazardous Materials that migrate onto or under the Property from adjacent properties (except to the extent the release thereof or liability therefor is due to the acts of Tenant or its employees, agents, or contractors), or (iii) any Hazardous Materials placed on the Property by any other tenant of the Property (except to the extent the release thereof or liability therefor is due to the acts of Tenant or its employees, agents, or contractors).
     10.03. Environmental Disclosure. Should Tenant wish to use, generate or store Hazardous Materials on or about the Property, Tenant shall complete, execute and deliver to Landlord an Environmental Disclosure Statement (the “Environmental Disclosure”) in the form of Exhibit E attached hereto, and Tenant shall certify to Landlord all information contained in the Environmental Disclosure as true and correct to the best of Tenant’s knowledge and belief. The completed Environmental Disclosure shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. In the event Tenant provides an Environmental Disclosure, on each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord, in writing, the names and amounts of all Hazardous Materials, or any combination thereof, which were stored, generated, used or disposed of on, under or about the Premises for the twelve-month period prior to and after each Disclosure Date, or which Tenant intends to store, generate, or use on, under or about the Premises. At Landlord’s option, Tenant shall execute and deliver to Landlord an Environmental Disclosure as the same may be modified by Landlord from time to time whether or not Tenant wishes to use, generate or store Hazardous Materials on or about the Property.
     10.04. Reclaimed Water. In the event the Property uses reclaimed water, Tenant acknowledges that Tenant shall comply with all Regulations governing the use thereof. Landlord may periodically conduct such tests as may be reasonably necessary for the use of reclaimed water, including a dual shut down test to establish that there exists no cross over in water systems, and the reasonable costs thereof shall be an operating expense.
     10.05. Signs. Tenant shall have the exclusive right to signage on the façade of the Building. Any sign placed by Tenant on any portion of the Premises shall contain only Tenant’s name and no advertising material, and shall otherwise comply with Landlord’s sign criteria (if any). No sign (including, but not limited to, signs advertising an assignment or subletting) shall be placed on the exterior of the Premises without Landlord’s written approval of the location, material, size, design and content thereof nor without Tenant’s obtaining any necessary permit therefor. If Landlord installs a sign for Tenant, Tenant shall reimburse Landlord for any costs incurred by Landlord within five (5) days of demand by Landlord. Tenant shall remove any sign upon termination of this Lease, using a contractor reasonably acceptable to Landlord, and shall return the Premises to their condition prior to the placement of said sign (including completing all necessary repainting and patching).
     10.06. Parking. Any monetary obligations imposed relative to parking rights with respect to the Premises shall be considered as Tax Expenses and shall be paid by Tenant under Section 5. Landlord grants Tenant the right to use all of the parking spaces located in the parking area adjacent to the Building (approximately one hundred and ten (110) parking spaces), with the rules regulating the use thereof to be established, from time to time, by Landlord. Tenant shall control Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (“Tenant’s Parties”) to ensure compliance with such rules. Landlord may take such actions or incur such cost which it deems reasonably necessary to enforce the proper parking on the Property, including the reasonable allocation to Tenant of all costs and expenses to do so. Tenant shall not use the areas outside of the Premises for the placement of dumpsters, refuse collection, outdoor storage or parking of cars and/or pickup trucks which are not in working order. Tenant shall have the right to request that Landlord provide Tenant with the right to use an additional forty (40) parking spaces (the “Additional Parking Spaces”). The Additional Parking Spaces will be located at the property commonly known as 1750 Doolittle Drive, San Leandro, CA, and/or the 3.75 acre parcel located across the street from the Property and directly north of 1750 Doolittle Drive, San Leandro, CA (as determined by Landlord in its sole discretion). If Tenant requests the Additional Parking Spaces, Landlord shall use commercially reasonable efforts to obtain all permits, licenses, and other authorizations necessary to permit Landlord to lease or license the Additional Parking Spaces to Tenant (the “Additional Parking Permits”) and if Landlord is able to obtain the Additional Parking Permits, Landlord shall lease or license the Additional Parking Spaces to Tenant pursuant to the terms of this Lease. Further, if the City of San Leandro should determine that Tenant’s use of the Premises requires the availability of the Additional Parking Spaces, Landlord shall use commercially reasonable efforts to obtain the Additional Parking Permits and if Landlord is able to obtain the Additional Parking Permits, Landlord shall lease or license the Additional Parking Spaces to Tenant pursuant to the terms of this Lease. Notwithstanding anything to the contrary herein, Landlord’s failure to lease or license the Additional Parking Spaces to Tenant due to Landlord’s failure to obtain the Additional Parking Permits shall not constitute a default by Landlord under this Lease. In all events, Landlord shall have one hundred eighty (180) days after its receipt of Tenant’s request for the Additional Parking Spaces or the City of San Leandro’s determination, as applicable, to obtain the Additional Parking Permits and deliver the Additional Parking Spaces to Tenant. Landlord shall pay for its costs incurred with respect to the procurement of the Additional Parking Permits. Landlord and Tenant acknowledge that Landlord has an option to purchase (the “Option”) the 3.75 acre parcel located across the street from the Property and directly north of 1750 Doolittle Drive, San Leandro, CA (the “Option Property”). As of the Effective Date, the Option will expire on November 15, 2010. If Tenant desires to acquire the Option Property for the purpose of obtaining additional parking spaces, it can notify Landlord in writing of the same. If Landlord does not intend to exercise the Option, Landlord shall notify Tenant thereof (which notice Landlord shall provide within thirty (30) days of its receipt of Tenant’s notice) and, for a period of ninety (90) days, shall reasonably cooperate at no cost to Landlord with Tenant in connection with Tenant’s negotiation of a contract to acquire the Option Property. It shall not be a default by Landlord under this Lease if Tenant is unable to acquire the Option Property. If Landlord intends to exercise the Option, Landlord shall have no obligation to assist Tenant in connection with its acquisition of the Option Property. If the City of San Leandro should determine that Tenant’s use of the Premises requires the availability of more than one hundred fifty (150) parking spaces (or if the Additional Parking Spaces are not being leased or licensed to Tenant, one hundred ten (110) parking spaces), and provided that there are parking spaces at the Property that are not then subject to lease or license, Landlord shall grant Tenant the right to use up to fifty (50) additional parking spaces (or if the Additional Parking Spaces are not being leased or licensed to Tenant, up to ninety (90) additional parking spaces) at the Property (in locations to be reasonably agreed upon by Landlord and Tenant). Further, if Tenant should reasonably determine that Tenant’s use of the Premises requires the availability of more than one hundred fifty (150) parking spaces (or if the Additional Parking Spaces are not being leased or licensed to Tenant, one hundred ten (110) parking spaces), and provided that there are parking spaces at the Property that are not then subject to lease or license, Landlord shall grant Tenant the right to use up to fifty (50) additional parking spaces (or if the Additional Parking Spaces are not being leased or licensed to Tenant, up to ninety (90) additional parking spaces) at the Property (in locations to be reasonably agreed upon by Landlord and Tenant).
11. DAMAGE AND DESTRUCTION
     11.01. Reconstruction. If the Building or the Warehouse is damaged or destroyed, Landlord shall, except as hereinafter provided, diligently repair or rebuild the Building or the Warehouse (as applicable) to substantially the condition in which the Building or the Warehouse (as applicable) existed immediately prior to such damage or destruction, provided that insurance is available to pay one hundred percent (100%) or more of the cost of such restoration, excluding the deductible amount. Landlord shall not be obligated to repair any improvements made or paid for by Tenant.
     11.02. Rent Abatement. Base Rent shall be abated proportionately, but only to the extent of any proceeds received by Landlord from rental abatement insurance described in Section 6.06, during any period when, by reason of such damage or destruction, Landlord reasonably determines that there is substantial interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of the Premises. Such abatement shall commence upon the date of such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do. If Landlord reasonably determines that continuation of business is not practical pending reconstruction, Base Rent shall abate to the extent of proceeds from rental abatement insurance until reconstruction is substantially completed or until business is totally or partially resumed, whichever occurs earlier.
     11.03. Option to Terminate. (i) If the Building is damaged or destroyed to the extent that Landlord determines in good faith that the Building cannot, with reasonable diligence, be fully repaired or restored by Landlord within two hundred seventy (270) days after the date of the damage or destruction, notwithstanding the fact that the Premises have not been totally damaged or destroyed, the sole right of both Landlord and Tenant shall be the option to terminate this Lease. (ii) If the Warehouse is damaged or destroyed to the extent that Landlord determines in good faith that the Warehouse cannot, with reasonable diligence, be fully repaired or restored by Landlord within two hundred seventy (270) days after the date of the damage or destruction, notwithstanding the fact that the Premises have not been totally damaged or destroyed, the sole right of Landlord shall be the option to terminate this Lease with respect to the Warehouse only. (iii) If the Warehouse is damaged or destroyed to the extent that Landlord determines in good faith that the Warehouse cannot, with reasonable diligence, be fully repaired or restored by Landlord within two hundred seventy (270) days after the date of the damage or destruction, notwithstanding the fact that the Premises have not been totally damaged or destroyed, the sole right of Tenant shall be the option to terminate this Lease. Landlord’s determination with respect to the extent of damage or destruction shall be conclusive on Tenant. Landlord shall notify Tenant of Landlord’s determination, in writing, within sixty (60) days after the date of the damage or destruction. If Landlord determines that under clause (i) above the Building can be fully repaired or restored within the two hundred seventy (270)-day period, or if Landlord determines that such repair or restoration cannot be made within said period but neither party elects to terminate within thirty (30) days from the date of said determination, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible. If Landlord determines that under clause (ii) above the Warehouse can be fully repaired or restored within the two hundred seventy (270)-day period, or if Landlord determines that such repair or restoration cannot be made within said period but neither party elects to terminate within thirty (30) days from the date of said determination, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible. If this Lease is terminated pursuant to this Section 11.03 with respect to the Warehouse only, (a) after the date of such termination the Base Rent, Tenant’s Share of Warehouse Tax Expenses, and Tenant’s Share of Warehouse Insurance Expenses shall be adjusted as reasonably determined by Landlord and (b) upon Tenant’s written request and provided alternative warehouse space at the Property is then vacant and available for lease, Landlord agrees to negotiate in good faith with Tenant with respect to the lease of alternative warehouse space at the Property, either on a temporary basis (pending restoration of the Warehouse Premises) or on a long-term basis, as the parties shall mutually agree.
     11.04. Uninsured Casualty. In the event the Building is damaged or destroyed and is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Section 6.02, Landlord may terminate this Lease by written notice to Tenant given within thirty (30) days after the date of Landlord’s receipt of written notice from Landlord’s insurance company that said damage or destruction is not so covered. In the event the Warehouse is damaged or destroyed and is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Section 6.02, Landlord may terminate this Lease with respect to the Warehouse only by written notice to Tenant given within thirty (30) days after the date of Landlord’s receipt of written notice from Landlord’s insurance company that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, this Lease shall remain in full force and effect, and the Building or Warehouse (as applicable) shall be repaired and rebuilt in accordance with the provisions for repair set forth in Section 11.01. If this Lease is terminated pursuant to this Section 11.04 with respect to the Warehouse only, after the date of such termination the Base Rent shall be adjusted as reasonably determined by Landlord.
     11.05. Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section 11, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law to tenants, including, without limitation, any rights arising pursuant to California Civil Code Sections 1932 and 1933.
12. EMINENT DOMAIN
     12.01. Total Condemnation. If all of the Premises is taken under the power of eminent domain or sold in lieu of condemnation, for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the date of title vesting in such proceeding, and Rent shall be adjusted to the date of termination.
     12.02. Partial Condemnation. If any portion of the Premises is Condemned, and such partial condemnation renders the Premises unusable for Tenant’s business, or if a substantial portion of the Building is Condemned, as reasonably determined by Landlord, this Lease shall terminate as of the date of title vesting in such proceeding and rent shall be adjusted to the date of termination. If such partial condemnation does not render the Premises unusable for the business of Tenant or less than a substantial portion of the Building is Condemned, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, less the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting the Base Rent, Tenant’s Share of Warehouse Tax Expenses, Tenant’s Share of Warehouse Insurance Expenses, and Tenant’s Share of Warehouse Operating Expenses shall be adjusted as reasonably determined by Landlord. Tenant hereby waives the provisions of California Code of Civil Procedure Section 1265.130 permitting a court of law to terminate this Lease.
     12.03. Landlord’s Award. If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, subject to the provisions of Section 12.04, and Tenant waives any claim to any part of the award from Landlord or the condemning authority.
     12.04. Tenant’s Award. Tenant shall have the right to recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded to Tenant in connection with loss of good will and costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location, so long as such award does not diminish the award granted to Landlord.
     12.05. Temporary Condemnation. In the event the Premises is temporarily Condemned, as reasonably determined by Landlord, this Lease shall remain in effect and Tenant shall receive any award made for such condemnation. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant by this Lease with respect to the surrender of the Premises, and upon such payment Tenant shall be excused from such obligations. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of occupancy by the condemning authority, the award shall be distributed as provided in Sections 12.03 and 12.04 above, and Rent shall be adjusted to the date of such occupancy.
     12.06. Delivery of Documents. Tenant shall immediately execute and deliver to Landlord all instruments required to effectuate the provisions of this Section 12.
13. DEFAULT
     13.01. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” by Tenant with or without notice from Landlord:
     a. Vacating or Abandoning. Vacating or abandoning the Premises;
     b. Payment. Failure to pay Rent within seven (7) days of Tenant’s receipt of Landlord’s written notice that the same is due; provided, however, Landlord shall not be obligated to provide written notice of monetary default more than two (2) times in any calendar year, and each subsequent monetary default shall be an Event of Default if not received when the same is due; provided further, such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure;
     c. Performance. Default in the performance of Tenant’s covenants, agreements and obligations hereunder, except default in the payment of Rent, the default continuing for thirty (30) days after notice thereof from Landlord; provided, however, if such default is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall have such longer time as is reasonably necessary provided Tenant commences to cure within ten (10) days after receipt of written notice from Landlord and diligently prosecutes such cure to completion within sixty (60) days of such notice;
     d. Assignment. A general assignment by Tenant for the benefit of creditors;
     e. Bankruptcy. The filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy;
     f. Receivership. The appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold;
     g. Insolvency, Dissolution, Etc. Tenant’s insolvency or inability to pay Tenant’s debts, or failure generally to pay Tenant’s debts when due; or any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets; or Tenant taking any action toward the dissolution or winding up of Tenant’s affairs or the cessation or suspension of Tenant’s use of the Premises;
     h. Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold;
     i. Estoppel/Financial Statements. Tenant’s failure to deliver to Landlord an Estoppel Certificate mandated by Section 15.01 or a Financial Statement mandated by Section 16.02 within thirty (30) days after Landlord’s written request; or
     j. False Financial Statements. The discovery that any Financial Statement of Tenant given to Landlord was materially false.
Tenant hereby waives the redemption provisions of California Code of Civil Procedure Sections 1174 and 1179.
     13.02. Landlord’s Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:
     a. Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall immediately surrender the Premises to Landlord. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:
     (i) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus
     (ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss Tenant proves reasonably could have been avoided; plus
     (iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves reasonably could be avoided; plus

     (iv) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom; plus
     (v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.
As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Default Rate. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. Tenant hereby waives for Tenant and for all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
     b. Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord: (1) all Rent and other amounts accrued hereunder to the date of termination of possession and (2) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in relating the Premises. Any sums due under the foregoing Section 13.02(b)(2) shall be calculated and due monthly. If Landlord elects to proceed under this Section 13.02(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. If and to the extent required by applicable Regulations, Landlord shall use commercially reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to expend funds in connection with reletting the Premises, nor to relet the Premises before leasing other portions of the Property, and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria then in effect. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 13.02(b). If landlord elects to proceed under this Section 13.02(b), it may at any time elect to terminate this Lease under Section 13.02(a).
     c. Continue Lease in Effect. In addition to all other rights and remedies provided Landlord in this Lease and by Regulations, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations).
     d. Additional Remedies. In addition to the foregoing remedies and so long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises without terminating this Lease, to incur expenses on behalf of Tenant in seeking a new subtenant, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the Default Rate from the date of such expenditure until the same is repaid.
     e. Alteration of Locks. Additionally, with or without notice, and to the extent permitted by applicable Regulations, Landlord may alter locks or other access control devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.
     f. Other. If Tenant causes or threatens to cause a breach of any of the covenants, terms or conditions contained in this Lease, Landlord shall be entitled to obtain all sums held by Tenant, by any trustee or in any account provided for herein, to enjoin such breach or threatened breach, and to invoke any remedy allowed at law, in equity, by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease. If a notice and grace period required under Section 13.01 was not previously given, a notice to pay rent or quit, or to perform or quit given to Tenant under the unlawful detainer statute (California Code of Civil Procedure Sections 1161 et seq.) shall also constitute the notice required by Section 13.01. In such case, the applicable grace period required by Section 13.01 and the unlawful detainer statute shall run concurrently, and the failure of Tenant to cure the Event of Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.
     13.03. Landlord’s Remedies Cumulative. Each right and remedy of Landlord provided for in this Lease or now or hereafter existing at law, in equity, by statute or otherwise, shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or equity, by statute or otherwise. Nothing in this Section 13 shall affect the right of Landlord to indemnification by Tenant in accordance with Section 6.10 for liability arising from personal injuries or property damage prior to the termination of this Lease.
14. ASSIGNMENT AND SUBLETTING
     14.01. Approval. Tenant shall not assign, sublease, mortgage, pledge or otherwise transfer this Lease, in whole or in part, nor sublet or permit occupancy by any party other than Tenant of all or any part of the Premises without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. If Tenant is a corporation, limited liability company or a partnership, other than a corporation whose stock is publicly traded, the transfer of fifty percent (50%) or more of the beneficial ownership interest of the corporate stock, membership interests or partnership interests of Tenant, as the case may be, shall constitute an assignment hereunder for which such consent is required. This Lease may not be assigned by operation of law. Any purported assignment or subletting contrary to the provisions hereof shall be void. Notwithstanding that Landlord shall have no legal obligation to do so, if Landlord should decide in the future to permit an assignment or subletting, such consent by Landlord to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting. Under no circumstances shall this Lease be assigned, sublet, or assumed, in whole or in part, unless Landlord receives adequate assurance of future performance of all the terms and conditions of this Lease. Such adequate assurance shall include adequate assurance: (a) of the source of Rent due under this Lease; (b) that the assignment, subletting, or assumption of this Lease shall not cause any breach in any respect of any provision in any other lease, financing agreement, or master agreement relating to the Building, the Warehouse, or Property; and (c) that the assignment, subletting, or assumption shall not disrupt in any respect any tenant mix or balance in the Building, the Warehouse, or on the Premises. Tenant shall pay promptly upon billing any and all attorneys’ fees and other costs reasonably incurred by Landlord for the review or preparation of any documents in connection with a proposed assignment or sublease.
     14.02. Landlord Option.
     a. Right to Cancel. In connection with any proposed assignment or sublease, Landlord shall have the option to cancel and terminate this Lease if the request is to assign this Lease or to sublet all of the Premises; or, if the request is to sublet a portion of the Premises only, to cancel and terminate this Lease with respect to such portion. Landlord may exercise said option by notifying Tenant in writing within thirty (30) days after Landlord’s receipt from Tenant of such request, and in each case such cancellation or termination shall occur as of the date set forth in Landlord’s notice of exercise of such option, which shall not be less than sixty (60) days nor more than one hundred twenty (120) days following the giving of such notice.
     b. Cancellation. If Landlord exercises Landlord’s option to cancel this Lease or any portion thereof, Tenant shall surrender possession of the Premises, or the portion thereof which is the subject of the option, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises at the expiration of the Term. If this Lease is canceled as to a portion of the Premises only, Rent after the date of cancellation shall be abated on a pro rata basis, as determined by Landlord. After any such cancellation, Landlord may directly lease the Premises to any party, including, without limitation, any party with whom Tenant previously discussed an assignment or subletting.
     c. Noncancellation. If Landlord does not exercise Landlord’s option to cancel this Lease pursuant to the foregoing provisions, Landlord may withhold Landlord’s consent to such proposed assignment or subletting, provided such consent is not unreasonably withheld.
     14.03. Bonus Rental. If Tenant receives rent or other consideration for any assignment or sublease in excess of the Rent or, in case of the sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, as determined by Landlord, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord fifty percent (50%) of the difference between each such payment of rent or other consideration and the Rent required hereunder. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the assignment or sublease, including brokerage fees, legal fees, and construction costs.
     14.04. Scope. If (a) this Lease is assigned, (b) the underlying beneficial interest of Tenant is transferred or (c) the Premises or any part thereof is sublet or occupied by anyone other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of Section 14.03; provided that no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant or covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.
     14.05. Release. The term “Landlord” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Tenant’s interest in the master lease. The obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as hereinabove defined.
     14.06. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over: (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to two hundred percent (200%) of the Base Rent payable during the last month of the Term; and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 14.06 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or pursuant to applicable Regulations. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Tenant holds over with Landlord’s express written consent, then Tenant shall be a month-to-month tenant and Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Term.
     14.07. Waiver. Tenant waives notice of any default of any assignee or sublessee and agrees that Landlord may, at Landlord’s option, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.
     14.08. Permitted Transfers. Notwithstanding Section 14.01, Tenant may transfer its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:
     (1) any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant;
     (2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease; or
     (3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease.
     Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Uses, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, the Warehouse, or the Property. No later than five (5) business days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights and franchises. Any subsequent transfer by a Permitted Transferee shall be subject to the terms of this Section 14. Landlord’s right to cancel under Section 14.02 shall not apply with respect to a Permitted Transfer.
15. ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION
     15.01. Estoppel Certificate. Within ten (10) days after request by Landlord, Tenant shall deliver, in recordable form, an estoppel certificate in the form determined by Landlord or Landlord’s mortgagee or purchaser, to any proposed mortgagee, purchaser or Landlord. Tenant’s failure to deliver said statement in such time period shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (c) no more than one month’s Rent has been paid in advance.
     15.02. Attornment. Tenant shall, if requested, attorn to the purchaser upon a foreclosure, sale or a grant of a deed in lieu of foreclosure of the Property, and recognize such purchaser as Landlord under this Lease in the event of (a) a foreclosure proceeding (b) the exercise of the power of sale under any mortgage or deed of trust made by Landlord, Landlord’s successors or assigns which encumbers the Premises, any part thereof; or (c) the termination of a ground lease; or (d) a sale of the Property.
     15.03. Subordination. The rights of Tenant hereunder are subject and subordinate to the lien of any mortgage or lien resulting from any other method of financing or refinancing, now or hereafter in force against the Premises, and to all advances made upon the security thereof; provided, however, that notwithstanding such subordination, so long as Tenant is not in default under this Lease, this Lease shall not be terminated or subject to termination by any trustee’s sale, action to enforce the security or proceeding or action in foreclosure. If requested, Tenant shall execute whatever documentation may be required to further effect the provisions of this Section 15.03.
16. MISCELLANEOUS
     16.01. Waiver. No waiver by Landlord of any default or breach of any covenant by Tenant hereunder shall be implied from any omission by Landlord to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by Landlord shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or. approval by Landlord to any act of Tenant requiring further consent or approval by Landlord shall not be deemed to waive or render unnecessary landlord’s consent or approval to any subsequent similar acts. No waiver by Landlord of any provision under this Lease shall be effective unless in writing and signed by Landlord. Landlord’s acceptance of full or partial payment of Rent during the continuance of any breach of this Lease shall not constitute a waiver of any such breach of this Lease. Efforts by Landlord to mitigate the damages caused by Tenant’s breach of this Lease shall not be construed as a waiver of Landlord’s right to recover damages under Section 13.
     16.02. Financial Statements. Within ten (10) days after Landlord’s written request from time to time during the Term, Tenant shall deliver to Landlord current audited financial statements of Tenant. Tenant represents and warrants that all financial statements delivered to Landlord shall be true and complete in all material respects.
     16.03. Accord and Satisfaction. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.
     16.04. Limitation of Landlord’s Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, directors, members, managers, officers and shareholders of Landlord, and Tenant shall look solely to the Property for satisfaction of any liability and shall not look to other assets of Landlord nor seek recourse against the assets of the individual partners, directors, members, managers, officers and shareholders of Landlord.
     16.05. Entire Agreement. This Lease sets forth all the covenants, agreements, conditions and understandings between Landlord and Tenant concerning the Property, and there are no covenants, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as set forth herein. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord and Tenant unless in writing and signed by both Landlord and Tenant.
     16.06. Time. Time is of the essence of this Lease.
     16.07. Attorneys’ Fees. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.
     16.08. Captions and Article Letters. The captions, article letters and table of contents appearing in this Lease are inserted as a matter of convenience and in no way define or limit the provisions of this Lease.
     16.09. Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.
     16.10. Applicable Regulations. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of California.
     16.11. Examination of Lease. Submission of this Lease to Tenant does not constitute an option to Lease, and this Lease is not effective until execution and delivery by both Landlord and Tenant.
     16.12. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed on the date Tenant originally took possession thereof, reasonable wear and tear excepted, including, but not limited to, all interior walls cleaned, all interior painted surfaces repainted in the original color, all holes in walls repaired, all carpets shampooed and cleaned, and all floors cleaned, waxed, and free of any Tenant-introduced marking or painting, all to the reasonable satisfaction of Landlord. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises or the Property. All property that Tenant is required to surrender shall become Landlord’s property upon the termination of this Lease. If Tenant fails to timely remove its personal property from the Premises, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, all at Tenant’s sole cost and expense. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Notwithstanding anything to the contrary herein, as part of Tenant’s surrender obligations Tenant shall return the service corridor in the same condition as existed on the date hereof. Such obligation shall include, if applicable, restoration of the wall separating the Building from the Warehouse and installation of a carbon dioxide ventilation system equivalent to the one located in the Building as of the date hereof.
     16.13 Authority. If Tenant is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Tenant shall, within thirty (30) days after request, deliver to Landlord satisfactory evidence of such authority.
     16.14. Broker. Tenant warrants that it has had no dealings with any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker set forth in Section 1.01 in connection with the negotiation of this Lease, and that it knows of no other real estate broker or agent who is entitled to any commission or finder’s fee in connection with this Lease. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all claims, demands, losses, liabilities lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of Tenant’s dealings with any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker. Landlord agrees to indemnify Tenant and hold Tenant harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of Landlord’s dealings with any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker. Landlord shall pay a commission to Landlord’s Broker (to be shared with Tenant’s Broker) pursuant to a separate agreement.
     16.15. Landlord’s Right to Perform. Upon Tenant’s failure to perform any obligation of Tenant hereunder, including without limitation, payment of Tenant’s insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligations of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord’s performing such obligations on Tenant’s behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest at the Default Rate as Additional Rent.
     16.16. Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building, the Warehouse, or the Property, Landlord’s lender shall request reasonable modifications in this Lease as a condition to such financing. Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.
     16.17. Landlord’s Lien. In addition to any statutory lien for Rent in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security interest for all Rent becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Rent shall first have been paid and discharged. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section 16.17 at public or private sale upon ten (10) days notice to Tenant. Tenant hereby agrees to execute a California Form UCC-1 and such other instruments necessary or desirable in Landlord’s discretion, from time to time, to perfect the security interest hereby created. Any statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.
     16.18. Notices. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal delivery (including via a nationally recognized overnight courier service), to Landlord’s Address and Tenant’s Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served three (3) days after the date of mailing or upon personal delivery, as the case may be.
     16.19. Hazardous Materials Notification Tenant acknowledges that Tenant has received the notification letter attached to this Lease as Exhibit F hereto.
     16.20. Force Majeure. Other than Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance) and Tenant’s obligations pursuant to Exhibit D hereto, whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.
     16.21. USA Patriot Act and Anti-Terrorism Laws.
     (a) Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).
     (b) Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v) above.
     (c) At any time and from time to time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 16.21.

     16.22. Right of First Negotiation. Landlord grants to Tenant a right of first negotiation to lease additional space in the Warehouse that becomes available upon the vacation thereof by the then-current tenant. As such space becomes available to lease, Landlord shall notify Tenant thereof and offer such space to Tenant for lease. Tenant shall have ten (10) days in which to notify Landlord in writing of its desire to lease the offered space. Landlord and Tenant shall be free to agree on the terms of the lease of the offered space and shall not be bound by the terms of this Lease. If Tenant does not notify Landlord of its intention to lease the offered space within the applicable ten (10) day period, or if Landlord and Tenant cannot agree in writing on the terms for such a lease within ten (10) days of Tenant’s notice of its desire to lease the offered space, time being of the essence with respect to each ten (10) day period, Landlord shall be free to lease such space to another party on such terms as Landlord shall determine in its sole discretion and Tenant shall have no further rights with respect to such space.
IN WITNESS WHEREOF, the parties have executed this Lease as of the date and year first above written.

LANDLORD:

DOOLITTLE WILLIAMS, LLC., A California limited liability company

By:	/s/ TERRENCE McGRATH

	Name:	Terrence M. McGrath
	Title:	Managing Member
Date: November 26, 2008

TENANT:

ENERGY RECOVERY, INC., A Delaware corporation

By:	/s/ CAROLYN F. BOSTICK

	Name:	Carolyn F. Bostick
	Title:	General Counsel
Date: November 26, 2008

By:	/s/ TOM WILLARDSON

	Name:	Thomas Willardson
	Title:	Chief Financial Officer
Date: November 26, 2008

EXHIBIT A
(Legal Description)
[to be attached]
Exhibit A

Order Number: NCS-260884-CC Page Number: 7
LEGAL DESCRIPTION
Real property in the City of San Leandro, County of Alameda, State of California, described as follows:
PARCEL 1:
BEGINNING AT THE INTERSECTION OF THE NORTHWESTERN LINE OF WEST AVENUE 129, ALSO KNOWN AS WILLIAMS STREET, SAID NORTHWESTERN LINE BEING THE SOUTHEASTERN LINE OF THAT CERTAIN 129.20 ACRE TRACT OF LAND DESCRIBED IN THE DEED FROM RENE DE TOCQUEVILLE AND HENRIETTA LEROY DE TOCQJEVILLE TO JOSE BERNARDO MENDONCA, DATED NOVEMBER 01, 1901 AND RECORDED NOVEMBER 01, 1901 IN BOOK 799 OF DEEDS, PAGE 273, ALAMEDA COUNTY RECORDS, WITH THE SOUTHWESTERN LINE OF DOOLITTLE DRIVE, ALSO KNOWN AS COUNTY ROAD NO. 7960 (80.00 FEET WIDE) AS DESCRIBED IN GRANT OF RIGHT OF WAY FROM MARY C. SKILLEN TO THE COUNTY OF ALAMEDA, DATED JANUARY 21, 1947 AND RECORDED FEBRUARY 28, 1947 IN BOOK 5091, PAGE 335, SERIES NO. AB/17434, ALAMEDA COUNTY RECORDS, RUNNING THE THENCE ALONG THE SAID LINE OF DOOLITTLE DRIVE, NORTH 26° 31’ WEST 50.00 FEET; THENCE SOUTH 63° 29’ WEST 1200.00 FEET, THENCE SOUTHWESTERLY AND WESTERLY, ALONG THE ARC OF A CURVE TO THE RIGHT WITH A RADIUS OF 372.204 FEET, TANGENT TO THE SAID LAST MENTIONED COURSE, A DISTANCE OF 327.90 FEET; THENCE NORTH 66° 02’ 43” WEST, TANGENT TO THE SAID LAST MENTIONED ARC, 8.64 FEET; THENCE NORTH 26° 31’ WEST 800.00 FEET FROM THE INTERSECTION THEREOF WITH THE SAID NORTHWESTERN LINE OF WILLIAMS STREET; THENCE ALONG THE DIRECT PRODUCTION OF THE LINE SO DRAWN SOUTH 63° 29’ WEST 122.66 FEET UNTIL INTERSECTED BY A LINE DRAWN NORTH 26° 31’ WEST FROM A POINT ON THE SAID SOUTHEASTERN LINE OF THE 129.20 ACRE TRACT OF LAND, DISTANT THEREON SOUTH 62° 30’ WEST 1615.51 FEET FROM THE POINT OF INTERSECTION THEREOF WITH THE SAID SOUTHWESTERN LINE OF DOOLITTLE DRIVE; THENCE ALONG THE LINE SO DRAWN SOUTH 26° 31’ EAST 827.72 FEET TO A POINT ON THE SAID SOUTHEASTERN LINE OF THE 129.20 ACRE TRACT OF LAND; THENCE ALONG THE SAID LAST MENTIONED LINE NORTH 62° 30’ EAST 1615.51 FEET TO THE POINT OF BEGINNING.
EXCEPTING THEREFROM THAT PORTION DESCRIBED IN THE DEED TO THE PACIFIC TELEPHONE AND TELEGRAPH COMPANY RECORDED APRIL 01, 1958, BOOK 8634, PAGE 315, SERIES NO. AP-32149, ALAMEDA COUNTY RECORDS.
ALSO EXCEPTING THEREFROM THE INTEREST CONVEYED TO THE CITY OF SAN LEANDRO IN AND TO THAT PORTION LYING WITHIN AURORA DRIVE AS DESCRIBED IN THE STREET DEDICATION RECORDED JUNE 24, 1954, BOOK 7353, PAGE 471, SERIES NO. AJ-53172, ALAMEDA COUNTY RECORDS.
PARCEL 2:
A NON-EXCLUSIVE PERPETUAL EASEMENT AND RIGHT OF WAY, AS GRANTED TO WESTERN ELECTRIC COMPANY, INCORPORATED IN THE DEED RECORDED DECEMBER 31, 1952, BOOK 6912, PAGE 376, SERIES NO. AG-108216, ALAMEDA COUNTRY RECORDS, APPURTENANT TO AND FOR THE USE OF THE OWNER OR OWNERS OF PARCEL 1 HEREIN DESCRIBED, AND ANY SUBSEQUENT SUBDIVISION OR SUBDIVISIONS THEREOF, FOR RAILROAD PURPOSES OVER THE
First American Title Insurance Company
Exhibit A

Order Number: NCS-260884-CC Page Number: 8
FOLLOWING DESCRIBED PARCEL OF LAND:
BEGINNING AT THE INTERSECTION OF THE NORTHWESTERN LINE OF WEST AVENUE 129, ALSO KNOWN AS WILLIAMS STREET, SAID NORTHWESTERN LINE BEING THE SOUTHEASTERN LINE OF THAT CERTAIN 129.20 ACRE TRACT OF LAND DESCRIBED IN THE DEED) FROM RENE DE TOCQUEVILLE AND HENRIETTA LEROY DE TOCQUEVILLE TO JOSE BERNARDO MENDONCA, DATED NOVEMBER 01,1901 AND RECORDED NOVEMBER 01,1901 IN BOOK 799 OF DEEDS, PAGE 273, ALAMEDA COUNTY RECORDS, WITH THE SOUTHWESTERN LINE OF DOOLITTLE DRIVE, ALSO KNOWN AS COUNTY ROAD NO. 7960 (80.00) FEET WIDE) AS DESCRIBED IN GRANT OF RIGHT OF WAY FROM MARY C SKILLEN TO THE COUNTY OF ALAMEDA, DATED JANUARY 21, 1947 AND RECORDED FEBRUARY 28, 1947 IN BOOK 5091, PAGE 335, SERIES NO. AB/17434, ALAMEDA COUNTY RECORDS; RUNNING THENCE ALONG THE SOUTHEASTERN LINE OF THE SAID 129.20 ACRE TRACT OF LAND SOUTH 62° 30’ WEST 1615.51 FEET, THENCE NORTH 26° 31’ WEST 827.72 FEET TO THE ACTUAL POINT OF BEGINNING; THENCE SOUTH 63° 29’ WEST 245.95 FEET; THENCE NORTH 67° 35’ 16” EAST 81.24 FEET; THENCE NORTHEASTERLY AND EASTERLY ALONG THE ARC OF A CURVE TO THE RIGHT WITH A RADIUS OF 372.24 FEET, FROM A TANGENT WHICH BEARS NORTH 69° 51’ EAST A DISTANCE OF 177.17 FEET UNTIL INTERSECTED BY A LINE DRAWN SOUTH 26° 31’ EAST FROM THE ACTUAL POINT OF BEGINNING; THENCE ALONG THE LINE SO DRAWN NORTH 26° 31’ WEST 65.84 FEET TO THE ACTUAL POINT OF BEGINNING.
PARCEL 3:
A NON-EXCLUSIVE PERPETUAL EASEMENT AND RIGHT OF WAY, AS GRANTED TO WESTERN ELECTRIC COMPANY, INCORPORATED IN THE DEED RECORDED DECEMBER 31,1952, BOOK 6912, PAGE 376, SERIES NO. AG-108216, ALAMEDA COUNTY RECORDS, APPURTENANT TO AND FOR THE USE OF THE OWNER OR OWNERS OF PARCEL 1 HEREIN DESCRIBED, AND ANY SUBSEQUENT SUBDIVISION OR SUBDIVISIONS THEREOF, FOR DRAINAGE PURPOSES, WITH THE RIGHT AND PRIVILEGE TO CONSTRUCT, REPAIR, REPLACE, MAINTAIN AND USE A SEWER AND A DRAINAGE DITCH, EACH OF SUCH SEE, TYPE AND CHARACTER AS GRANTEE FROM TIME TO TIME DEEMS NECESSARY, OVER, ACROSS AND UNDER THE FOLLOWING DESCRIBED PARCEL OF LAND:
BEGINNING AT THE INTERSECTION OF THE NORTHWESTERN LINE OF WEST AVENUE 129, ALSO KNOWN AS WILLIAMS STREET, SAID NORTHWESTERN LINE BEING THE SOUTHEASTERN LINE OF THAT CERTAIN 129.20 ACRE TRACT OF LAND DESCRIBED IN THE DEED FROM RENE DE TOCQUEVILLE AND HENRIETT ALEROY DE TOCQUEVILLE TO JOSE BERNARDO MENDONCA, DATED NOVEMBER 01,1901 AND RECORDED NOVEMBER 01,1901 IN BOOK 799 OF DEEDS, PAGE 273, ALAMEDA COUNTY RECORDS, WITH THE SOUTHWESTERN LINE OF DOOLITTLE DRIVE, ALSO KNOWN AS COUNTY ROAD NO. 7960 (80.00 FEET WIDE) AS DESCRIBED IN GRANT OF RIGHT OF WAY FROM MARY C. SKILLEN TO THE COUNTY OF ALAMEDA, DATED JANUARY 21,1947 AND RECORDED FEBRUARY 28,19-17 IN BOOK 5091, PAGE 335, SERIES NO. AB/17434, ALAMEDA COUNTY RECORDS; RUNNING THENCE ALONG THE SOUTHEASTERN LINE OF THE SAID 129.20 ACRE TRACT OF LAND SOUTH 62° 30’ WEST 1615.51 FEET; THENCE NORTH 26° 31’ WEST 735.08 FEET TO THE ACTUAL POINT OF BEGINNING; THENCE CONTINUING NORTH 26° 31’ WEST 26.80 FEET TO THE SOUTHEASTERN CORNER OF PARCEL 2 AS DESCRIBED IN THE DEED TO ALAMEDA COUNTY EAST BAY TITLE INSURANCE COMPANY RECORDED DECEMBER 31,1952, BOOK 6912, PAGE 369, ALAMEDA COUNTY RECORDS; THENCE ALONG THE SOUTHERN BOUNDARY LINE OF SAID PARCEL 2, WESTERLY ALONG THE ARC OF A CURVE TO THE LEFT WITH A RADIUS OF 372.24 FEET, FROM A TANGENT WHICH BEARS NORTH 82° 52’ 48” WEST, A DISTANCE OF 125,91 FEET TO A POINT ON A LINE DRAWN PARALLEL WITH THE NORTHWESTERN BOUNDARY LINE OF SAID PARCEL 2 AND DISTANT
First American Title Insurance Company

Order Number: NCS-260884-CC
Page Number: 9
15.00 FEET SOUTHEASTERLY THEREFROM, MEASURED AT RIGHT ANGLES THERETO; THENCE ALONG THE PARALLEL LINE SO DRAWN AND ITS DIRECT PRODUCTION SOUTH 63° 29’ WEST 725.58 FEET; THENCE SOUTH 26° 31’ EAST 22.00 FEET; THENCE NORTH 63° 29’ EAST 722.76 FEET; THENCE EASTERLY ALONG THE ARC OF A CURVE TO THE RIGHT WITH A RADIUS OF 350.24 FEET, FROM A TANGENT WHICH BEARS NORTH 77° 44’ 22’ EAST, A DISTANCE OF 130.53 FEET TO THE ACTUAL POINT OF BEGINNING.
APN: 079A-0541-010
First American Title Insurance Company

EXHIBIT B
(First Floor of the Building and the Warehouse Premises)
[to be attached]
Exhibit B

EXHIBIT B-1
(Second Floor of the Building)
[to be attached]
Exhibit B-1

EXHIBIT C
COMMENCEMENT DATE MEMORANDUM
                    , 200_

Re:	1717 Doolittle Drive / 2250 Williams Street Modified Industrial Gross Lease (the “Lease”) dated as of November 21, 2008, between DOOLITTLE WILLIAMS, LLC, a California limited liability company (“Landlord”), and ENERGY RECOVERY, INC., a Delware corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
Ladies and Gentlemen:
     1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items (if any) described on Schedule 1 hereto (the “Punchlist Items”), and except for such Punchlist Items (if any), Landlord has fulfilled all of its duties under the Lease with respect to such initial improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Uses.
     2. Commencement Date. The Commencement Date of the Lease is _________, 200__.
     3. Expiration Date. The Term is scheduled to expire on _________, 20__.
     4. Premises. The Building contains 106,250 rentable square feet and the Warehouse Premises contain 17,500 rentable square feet. Landlord and Tenant stipulate that the square footage measurements set forth in the preceding sentence are conclusive as to the square footage of the Building and the Warehouse Premises for purpose of determining Base Rent and shall be binding upon them.
     5. Base Rent. Base Rent shall be the following amounts for the following periods of time:

Lease Year	Monthly Base Rent
1	$88,437.50
2	$90,648.44
3	$92,914.65
4	$95,237.51
5	$97,618.45
6	$100,058.91
7	$102,560.39
8	$105,124.40
9	$107,752.51
10	$110,446.32
     6. Contact Person. Tenant’s contact person in the Premises is:

Attention:
Telephone:
Facsimile:
     7. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.
     8. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Commencement Date Memorandum shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Commencement Date Memorandum and the terms of the Lease, the terms of this Commencement Date Memorandum shall prevail. This Commencement Date Memorandum shall be governed by the laws of the State of California.
Exhibit C

     Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely, DOOLITTLE WILLIAMS, LLC, a California limited liability company,
By:
Name:
Title:

Agreed and accepted: ENERGY RECOVERY, INC., a Delaware corporation
By:
Name:
Title:

Exhibit C

SCHEDULE 1
(Punchlist Items)
Exhibit C

EXHIBIT D
WORK LETTER
     1. Acceptance of Premises. Except as set forth in this Exhibit D, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into.
     2. Landlord’s Work. Landlord at its expense shall perform the following work in the Premises (the “Landlord’s Work”): (a) removal of any tiles in the Building’s stairwell that contain asbestos and that are identified by Tenant prior to the Commencement Date and (b) leveling of the floor slabs in the area identified on Schedule 1 attached hereto between column lines N2-N5 and P2-P5.
     3. Space Plans. Landlord and Tenant hereby approve of the space plans prepared by Anthony Tobacco and Associates (the “Architect”) depicting tenant improvements to be installed in the Premises and attached hereto as Schedule 2 (the “Space Plans”).
     4. Working Drawings.
     (a) Preparation and Delivery. On or before January 15, 2009, (the “Working Drawings Delivery Deadline”), Tenant shall provide to Landlord for its approval (in its sole and absolute discretion) final working drawings, prepared by the Architect, of all tenant improvements that Tenant proposes to have installed in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building and/or the Warehouse, and detailed plans and specifications for the construction of the tenant improvements called for under this Exhibit in accordance with all applicable Regulations. If Tenant fails to timely deliver such drawings, then each day after the Working Drawings Delivery Deadline that such drawings are not delivered to Landlord shall be a Tenant Delay Day.
     (b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings (in its sole and absolute discretion) within ten (10) business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings (in its sole and absolute discretion) within five (5) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord (in its sole and absolute discretion) and Tenant. If the working drawings are not fully approved by both Landlord and Tenant by the twentieth (20th) business day after the delivery of the initial draft thereof to Landlord, then each day after such time period that such working drawings are not fully approved by both Landlord and Tenant shall constitute a Tenant Delay Day. Further, if the Working Drawings and any related materials are not submitted by the Architect to the City of San Leandro (with a copy to Landlord) by January 15, 2009, then each day thereafter until the occurrence of such submittal shall constitute a Tenant Delay Day.
     (c) Landlord’s Approval; Performance of the Tenant Improvements. If any of Tenant’s proposed construction work will affect the Building’s or Warehouse’s structure or any of the Building’s or Warehouse’s systems, then the working drawings pertaining thereto must be approved by Landlord’s engineer. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and the “Tenant Improvements” shall mean all tenant improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Property as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any applicable Requirements, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Tenant Improvements to be performed in substantial accordance with the Working Drawings.
     5. Construction Manager. Landlord and Tenant hereby agree that Landlord shall engage Engineered Construction Services Corporation, or such other construction manager as may be designated by Landlord and Tenant (the “Construction Manager”), to (a) obtain all applicable building permits for construction of the Tenant Improvements and (b) manage the performance of the Tenant Improvements in compliance with such building permits and all applicable Regulations. If Landlord and Tenant elect to designate a construction manager other than Engineered Construction Services Corporation, neither Landlord nor Tenant shall unreasonably withhold their approval of such new construction manager.
     6. Bidding of the Tenant Improvements. Prior to commencement of the Tenant Improvements, Landlord shall cause the Construction Manager to competitively bid the Tenant Improvements to at least three (3) subcontractors for each of the major trades necessary to perform the Tenant Improvements. Promptly after receipt of the bids for each major trade so bid, Landlord will cause Construction Manager to deliver to Tenant a comparative summary of the bids. Upon request by Tenant, Landlord shall also cause Construction Manager to deliver to Tenant copies of or make available for Tenant’s review the bids. If requested by Tenant within three (3) business days after delivery of the comparative summary of the bids to Tenant, Landlord shall inform Tenant of the bids Landlord intends to accept, entertain Tenant’s questions, comments and suggestions concerning selection of the successful bidder for each of the major trades, and take Tenant’s reasonable comments and suggestions into account in determining which bids to accept.
     7. Change Orders. Tenant may initiate changes in the Tenant Improvements. Each such change must receive the prior written approval of Landlord, such approval to be granted or withheld in its sole and absolute discretion. Upon completion of the Tenant Improvements, Tenant shall cause the Architect to furnish Landlord with an accurate architectural “as-built” plan of the Tenant Improvements as constructed, which plan shall be incorporated into this Exhibit D by this reference for all purposes. If Tenant requests any changes to the Tenant Improvements described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.
     8. Definitions. As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Landlord’s Work and/or the Tenant Improvements that occurs (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Working Drawings, (b) because Tenant fails to timely furnish any information required for preparation or completion of documents such as the Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (c) because of any change by Tenant to the Space Plans or Working Drawings, (d) because Tenant fails to attend any meeting with Landlord, the Architect, any other design professional, the Construction Manager, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Working Drawings, or in connection with the performance of the Landlord’s Work and/or the Tenant Improvements,
Exhibit D

(e) because of any specification by Tenant of materials or installations requiring unusually long lead times, or (f) because Tenant or its agents, employees, contractors, or visitors otherwise delays completion of the Landlord’s Work and/or the Tenant Improvements. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean (i) the Landlord’s Work in the Premises has been substantially completed (other than any details of construction, mechanical adjustment or other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) and (ii) the Tenant Improvements have been performed in substantial accordance with the Working Drawings, as reasonably determined by the Construction Manager and the Architect (other than any details of construction, mechanical adjustment or other similar matters, the noncompletion of which do not materially interfere with Tenant’s use or occupancy of the Premises).
     9. Walk-Through; Punchlist. When Landlord considers the Tenant Improvements and the Landlord’s Work to be Substantially Completed, Landlord will notify Tenant and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements and the Landlord’s Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the Construction Manager to complete all punchlist items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.
     10. Excess Costs. The entire cost of performing the Tenant Improvements (including costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, and the Construction Manager’s fees and charges are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Notwithstanding the preceding to the contrary, Total Construction Costs shall not include the following costs which costs shall be paid solely by Tenant: preparation of the Space Plans and the Working Drawings, the Architect’s fees and charges, and any and all costs related to any Tenant Improvements that are not considered capital improvements (as determined in accordance with GAAP) (collectively, “Tenant’s Construction Costs”). Upon approval of the Working Drawings and selection of the subcontractors for each of the major trades necessary to perform the Tenant Improvements, Tenant shall promptly execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance. Once the Construction Allowance has been exhausted, as and when Landlord incurs additional Total Construction Costs Tenant shall pay to Landlord within three (3) days of demand therefor, an amount equal to the Total Construction Costs, less (a) the amounts already paid by Tenant to Landlord on account of the Total Construction Costs, and (b) the amount of the Construction Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under the Lease. Tenant shall pay to Landlord within three (3) days of demand therefor any Tenant’s Construction Costs paid by Landlord. In the event of default of payment of Tenant’s Construction Costs, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under the Lease.
     11. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $1,000,000.00 (the “Construction Allowance”) to be applied toward the Total Construction Costs. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when such costs are actually incurred and paid by Landlord.
     12. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Terry McGrath McGrath Properties 130 Webster Street, Suite 200 Oakland, CA 94607 Telephone: (510) 273-2001

Tenant’s Representative:	Terry Sandlin Energy Recovery, Inc. 1908 Doolittle Drive San Leandro, CA 94577 Telephone:
     13. Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8 and 16.12 of the Lease shall govern the performance of the Tenant Improvements and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.
     14. Security.
     (a) Tenant acknowledges that Landlord in unwilling to execute the Lease unless Tenant provides Landlord with additional security for Tenant’s obligations under the Lease. Therefore, Tenant shall either (i) deliver to Landlord, within five (5) business days of the Effective Date, an Irrevocable Standby Letter of Credit (the “TI Letter of Credit”) which shall (1) be in a form reasonably acceptable to Landlord and based on a draft issued by Tenant’s bank prior to Lease execution and approved by Landlord in its sole discretion, (2) be issued by a bank reasonably acceptable to Landlord with minimum assets of $10,000,000,000, upon which presentment may be made in San Francisco or Oakland, California, (3) be in an amount equal to $1,000,000, (4) allow for partial and multiple draws thereunder, and (5) have an expiration date not earlier than thirty (30) days after the later of (x) the Commencement Date and (y) Tenant’s commencement of payment of Base Rent pursuant to Section 4.01 of the Lease or in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless, on or before the date thirty (30) days prior to the expiration of the term of such TI Letter of Credit, the issuer of such TI Letter of Credit gives notice to Landlord of its election not to renew such TI Letter of Credit for any additional period pursuant thereto or (ii) deposit $1,000,000 into an escrow account (the “Escrow Account”) within five (5) business days of the Effective Date, which escrow account shall (1) be pursuant to an escrow agreement reasonably acceptable to Landlord, (2) be with an escrow agent reasonably acceptable to Landlord, (3) allow for partial and multiple disbursements to Landlord, and (4) have a termination date not earlier than thirty (30) days after the later of (x) the Commencement Date and (y) Tenant’s commencement of payment of Base Rent pursuant to Section 4.01 of the Lease.
     (b) The TI Letter of Credit shall provide that, in the event of Landlord’s assignment of its interest in this Lease, the TI Letter of Credit shall be freely transferable by Landlord to the assignee, without charge to Landlord. The TI Letter of Credit shall provide for same day payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with Landlord’s certificate (signed by its manager or an officer) certifying that the requested sum is due and payable from Tenant and Tenant has failed to pay, and with no other conditions. Tenant agrees that it shall from time to time, as necessary, whether as a result of the expiration of the TI Letter of Credit then in effect or otherwise, renew or replace the original and any subsequent TI Letter of Credit
Exhibit D

so that a TI Letter of Credit, in the amount required hereunder, and satisfying all the conditions hereof, is in effect until the later of thirty (30) days after the later of (x) the Commencement Date and (y) Tenant’s commencement of payment of Base Rent pursuant to Section 4.01 of the Lease. If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the TI Letter of Credit then held by Landlord, Landlord may draw upon such TI Letter of Credit and hold the proceeds thereof without payment of interest (and such proceeds need not be segregated) (“TI Security Proceeds”).
     (c) In the event that Tenant is in default of its obligations under the Lease, then Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to draw upon said TI Letter of Credit or obtain a disbursement from the Escrow Account up to (i) the amount necessary to cure such default (or if such default cannot reasonably be cured by the expenditure of money, and Landlord exercises any rights and remedies Landlord may have on account of such default, the amount which, in Landlord’s opinion, is necessary to satisfy Tenant’s liability on account thereof) plus (ii) the Total Construction Costs. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the TI Letter of Credit (from time to time, if necessary) or receive disbursements from the Escrow Account to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease and the full amount of the Total Construction Costs. Any such draw on the TI Letter of Credit or disbursement from the Escrow Account shall not constitute a waiver of any other rights of Landlord with respect to Tenant’s default under the Lease. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw upon the TI Letter of Credit or receive a disbursement from the Escrow Account. Including without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon said TI Letter of Credit or receiving a disbursement from the Escrow Account. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief. In addition to whatever other rights and remedies it may have against Tenant if Tenant breaches its obligations under this paragraph, Tenant hereby acknowledges that it shall be liable for any and all damages which Landlord may suffer as a result of any such breach.
     (d) Upon request of Landlord or any (prospective) purchaser or mortgagee of the Property, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any TI Letter of Credit which Landlord is then holding so that the amended or new TI Letter of Credit reflects the name of the new owner and/or mortgagee of the Property.
     (e) To the extent that (i) Landlord has not previously drawn upon, as applicable, (x) the TI Letter of Credit or (y) the TI Security Proceeds held by Landlord or (ii) Landlord has not sought disbursement of funds from the Escrow Account (as applicable, “Collateral”), and provided that Tenant is not otherwise in default of its obligations under the Lease as of the later of the Commencement Date and Tenant’s commencement of payment of Base Rent pursuant to Section 4.01 of the Lease, Landlord shall return such Collateral to Tenant.
     (f) In no event shall the proceeds of any TI Letter of Credit or any disbursement from the Escrow Account be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.
     (g) Landlord and Tenant (i) agree that neither the TI Letter of Credit nor the Escrow Account shall be deemed or treated as a “security deposit” under any law applicable to security deposits in the commercial context, (ii) further acknowledge and agree that neither the TI Letter of Credit nor the Escrow Account is intended to serve as a security deposit and the laws applicable to security deposits shall have no applicability or relevancy thereto, and (iii) waive any and all rights, duties and obligations either party may now have or, in the future, will have relating to or arising from the laws applicable to security deposits.
     15. Tenant Access.
     (a) Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Premises 15 days prior to the Commencement Date (as reasonably estimated by Landlord) to commence installation of Tenant’s furniture, fixtures, and equipment, provided that such access will not hinder or delay completion of the Landlord’s Work or the Tenant Improvements. Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Property unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access (including, but not limited to, any insurance that Landlord may require pursuant to the Lease) is in full force and effect. Any entry by Tenant shall comply with all established safety practices of the Construction Manager and Landlord. Upon such entry, all terms and conditions of the Lease shall apply in full except with respect to payment of rent, which obligation shall commence on the Commencement Date.
     (b) Tenant shall not interfere with the performance of Landlord’s Work or the Tenant Improvements, or with any inspections or issuance of final approvals by applicable governmental authorities, and upon any such interference, Landlord shall have the right to exclude Tenant from the Premises and the Property until Substantial Completion of the Landlord’s Work and the Tenant Improvements.
Exhibit D

SCHEDULE 1
[to be attached]
Exhibit D

SCHEDULE 2
[to be attached]
Exhibit D

EXHIBIT E
ENVIRONMENTAL DISCLOSURE STATEMENT
This Environmental Disclosure Statement is designed to solicit information concerning your proposed use of Hazardous Materials (as defined in Section 10.02 of the Lease) on property (“the Premises”) owned by DOOLITTLE WILLIAMS, LLC, a California limited liability company (“the Landlord”). Please complete the questionnaire and return it to Landlord or its designee for evaluation. If additional space is necessary, please continue your answer on separate paper. In the event your proposed use, generation or storage of Hazardous Materials is considered to be significant, we may require further information. Thank you for your cooperation with this matter.
I.	BACKGROUND INFORMATION

Name (Corporation, Partnership, Public Agency or individual)

Street Address

City, State, Zip Code

Contact Person and Title:
Telephone Number: (          )         -
Address of the Premises (property to be leased)

Street Address, City, State, Zip Code

IF NOT APPLICABLE TO YOUR BUSINESS — INITIAL HERE
II.	DESCRIPTION OF PROPOSED FACILITY

A.	Describe in detail your proposed facility and the type of operations to be conducted on the Premises including principal products to be produced and/or services to be performed:

B.	What environmental laws (e.g. Resource Conservation and Recovery Act; Clean Air Act; California Occupational Safety and Health Act; California Hazardous Waste Control Law; The Porter-Cologne Water Quality Control Act; The Safe Drinking and Toxic Enforcement Act of 1986) must be complied with in connection with your proposed facility and operations? Identify the governmental agencies responsible for monitoring and evaluating the compliance of the proposed facility with any environmental law:

III.	STORAGE OF HAZARDOUS MATERIALS

A.	Do you intend to store any Hazardous Materials on the Premises?

If yes, describe (i) the Hazardous Materials to be stored, (ii) the estimated quantity (on an annual basis) of Hazardous Materials to be stored, and (iii) the proposed method of storage (e.g. above-ground storage tanks, underground storage tanks, drums, pipelines):

Hazardous Material	Method of Storage	Quantity
	(Describe capacity and composition of container)	(On an annual basis)

B.	Identify any permits and/or licenses which must be obtained in connection with the storage of any Hazardous Materials:

IV.	HAZARDOUS WASTE MANAGEMENT

Identify any Hazardous Materials (other than air emissions and wastewater described in V and VI) which will be generated by the facility, the hazard class, and the quantity of generation on a monthly basis:

Hazardous Material	Hazard Class	Quantity
(On an monthly basis)

Describe the method(s) of disposal for each Hazardous Material:
Exhibit E

Do you intend to treat or process any Hazardous Materials on the Premises? If yes, describe the proposed method(s) of treatment and/or processing:

Identify any permits and/or licenses which must be obtained in connection with (i) the disposal of each Hazardous Material and (ii) any treatment or processing of Hazardous Materials:

V.	AIR EMISSIONS

A.	Describe air emissions from each source of anticipated air pollutants including fuel burning equipment (described type of fuel burned) on the Premises:

B.	Describe the air pollution control equipment to be used to reduce emissions from each source of air emissions:

C.	Describe the method(s) to be used to monitor any air emissions:

D.	Identify any permits and/or licenses which must be obtained in connection with any air emissions:

VI.	WATER DISCHARGES

A.	List all sources of wastewater discharges to surface waters, septic systems or holding ponds:

B.	List all sources of wastewater discharges to public sewer systems:

C.	List the average daily flow for each discharge:

D.	Identify any permits and/or licenses which must be obtained in connection with any wastewater discharge:

VII.	PAST AND PRESENT OPERATIONS

A.	Are there any governmental agency enforcement actions, past, pending or, to the best of your knowledge, threatened administrative or court orders or actions or consent decrees concerning compliance by your company with environmental laws in connection with facilities similar to the proposed facility? If yes, are there any continuing compliance obligations as a result of such orders or decrees?

B.	Has your company received requests for information from governmental agencies responsible for regulating compliance with environmental laws? If yes, please explain the basis of such request(s):

C.	Has your company been the subject of any administrative inquiries in connection with Hazardous Materials? If yes, please explain the basis of such inquiry:

D.	Are there any past, pending or, to the best of your knowledge, threatened private actions against your company concerning compliance with environmental laws? If yes, what is the status and/or result of each action:
          As an officer, a general partner or a duly authorized representative of the company, I am familiar with all operations of the company and the operations to be conducted on the Premises. I have made due inquiry in answering the foregoing questions and hereby certify to Landlord that to the best of my knowledge, information and belief the information disclosed above is true and correct and complete.

(Signature)

(Title)

(Date)
Exhibit E

EXHIBIT F
HAZARDOUS MATERIALS NOTIFICATION
     1. Nestle Plume. Tenant acknowledges that Landlord has disclosed the following and Tenant agrees to accept the Premises and Property with knowledge of the disclosed conditions:
The Property is down gradient of the Nestle Plume which is subject to a 2000 Regional Water Quality Control Board (“RWQCB”) cleanup order to remediate groundwater VOC contamination. Landlord’s understanding is that the responsible parties for the Nestle Plume have been complying with the RWQCB Order and the remediation is actively proceeding on properties east of the Property with positive results. According to the RWQCB order, the RWQCB expects the remediation to be complete within three to four years of the initiation of remedial efforts.
Landlord engaged Schutze & Associates (“Schutze”) to perform a survey of soil vapor, soil and groundwater as well as indoor air sampling to determine the nature and extent of the impact of the Nestle Plume on the Property and to identify any other issues of concern.
Although no soil contamination was identified in the study, Schutze concluded that there is some impact in groundwater from the Nestle Plume on the Property. Schutze concluded that the contamination does not present a health risk and should not impact commercial use of the Premises or the Property. Moreover, the Nestle Plume is being remediated by responsible parties and contamination levels are expected to decrease as that remediation continues.
Schutze also isolated some limited onsite sources of contamination (including PCE, VC and DCE) that will require limited cleanup and monitoring but concluded that this contamination does not present a human health risk.
     2. Proposition 65 Notice.
      WARNING: The Property contains chemicals known to the State of California to cause cancer, birth defects or other reproductive harm.
     The following chemicals known to cause cancer and birth defects or other reproductive harm are often found in and around structures and related areas:
•	Tobacco products and tobacco smoke;

•	Furnishings and buildings materials may contain many chemicals, including formaldehyde and lead;

•	Construction and maintenance materials, such as roofing materials, may contain vinyl chloride monomer, benzene and ceramic fibers;

•	Construction materials used in walls, floors and outside cladding may contain chemicals such as formaldehyde resin, asbestos, arsenic, cadmium and creosote;

•	Cleaning materials may contains chlorinated solvents;

•	Certain paints and painted surfaces may contain chemicals such as lead and crystalline silica;

•	The operation and maintenance of vehicles and engines involve the use and exhaust of various chemicals, including benzene and carbon monoxide; and

•	Pest control and landscaping products used to control insects and weeds may contain resmethrin, mycobutonil, triforine and arsenic trioxide.
     It is possible that some or all of the chemicals listed above and additional chemicals may be present in or around the Property. In addition, other tenants of the Property may also use chemicals that are known to the State of California to cause cancer or reproductive harm. This list is not intended to be exhaustive but to alert Tenant generally to the types of chemicals that Landlord understands may be present in structures and related areas. This public disclosure notice is made pursuant to the requirement of Section 25249.6 of the Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65). For a complete list of the chemicals required to be disclosed under Proposition 65, contact the California Office of Environmental Health Hazard Assessment, 1001 I Street, Sacramento, California 95814. For further information call (916)324 7572 or visit their website at www.oehha.ca.gov/pubic_info.html.
Exhibit F